Exhibit 10.3

EXECUTION COPY

AMENDMENT NO. 1 TO THE

LETTER OF CREDIT AGREEMENT

Dated as of August 30, 2004

AMENDMENT NO. 1 TO THE LETTER OF CREDIT AGREEMENT (this “Amendment”) among The Gap, Inc., a Delaware corporation (the “Company”), the LC Subsidiaries (as defined in the Existing LC Facility referred to below) and JPMorgan Chase Bank (the “LC Issuer”).

PRELIMINARY STATEMENTS:

(1) The Company, the LC Subsidiaries, and the LC Issuer entered into a Letter of Credit Agreement dated as of June 25, 2003 (the “Existing LC Facility”) and the Company and the LC Subsidiaries also entered into separate letter of credit agreements each dated June 25, 2003 with HSBC Bank USA, National Association, Citibank, N.A. and Bank of America, N.A., respectively, as issuing bank, the material terms of which are no more favorable to each such issuing bank than the terms of the Existing LC Facility (as such agreements may be replaced, amended, supplemented or otherwise modified from time to time, the “Other Letter of Credit Facilities”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Existing LC Facility.

(2) The Company, certain of its subsidiaries, and certain banks and financial institutions entered into a Credit Agreement dated as of June 25, 2003 (the “Existing Credit Agreement”).

(3) On or around the date hereof, (i) the Company and the LC Subsidiaries are to enter into amendments to the Other Letter of Credit Facilities, the material terms of which are no more favorable to the respective bank than the terms hereof (the “LC Facility Amendments”), and (ii) the Company, certain of its subsidiaries and certain banks and financial institutions are entering into a Credit Agreement to replace the Existing Credit Agreement (the “New Revolving Credit Facility”).

(4) The Company, the LC Subsidiaries and the LC Issuer desire to enter into this Amendment to the Existing LC Facility on the amended terms as set forth below.

SECTION 1. Amendments to Letter of Credit Agreement. The Existing LC Facility is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a) Amendments to Subsection 1.01. Subsection 1.01 of the Existing LC Facility is hereby amended as follows:

(i) By deleting the phrase “generally accepted accounting principles” where such phrase appears in each of the following defined terms and

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substituting in lieu thereof “GAAP”: (1) “Capital Lease”; (2) “Capital Lease Obligations”; (3) “Consolidated”; (4) “EBITDA”; (5) “Interest Expense”; (6) “Lease Expense”; and (7) “Net Income”;

(ii) The term “Fiscal Quarter” is hereby amended by deleting the text thereof in its entirety and inserting in lieu thereof the following:

“Fiscal Quarter” means any quarter in any Fiscal Year, the duration of such quarter being defined in accordance with GAAP applied consistently with that applied in the preparation of the Company’s financial statements referred to in Section 5.01(e) hereof.

(iii) By adding the following new defined term in proper alphabetical order:

“GAAP” means means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to Section 6.04.

(iv) By deleting the date “May 28, 2003” in the defined term “Information Memorandum” and substituting in lieu thereof “August 2004”; and

(v) By deleting the following defined terms in their entirety: (1) “Environmental Action”; (2) “Environmental Permit”; (3) “RCRA”; and (4) “Solvent” and “Solvency”.

(b) Amendment to Subsection 1.03. Subsection 1.03 of the Existing LC Facility is hereby amended by deleting the phrase “generally accepted accounting principles consistent with those” and substituting in lieu thereof “GAAP applied in a consistent manner with that”.

(c) Amendment to Subsection 2.01. Subsection 2.01 of the Existing LC Facility is hereby amended by adding the phrase “, subject to the following proviso,” immediately after the phrase “each such Letter of Credit upon its Issuance to expire”.

(d) Amendment to Subsection 3.01. Subsection 3.01(a) of the Existing LC Facility is hereby amended by deleting the time “12:00 noon” where such time appears and substituting in lieu thereof “1:00 P.M.”.

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(e) Amendments to Subsection 3.02. Subsection 3.02 of the Existing LC Facility is hereby amended as follows:

(i) Subsection 3.02(c) of the Existing LC Facility is hereby amended as follows:

(A) By deleting the word “taxes” as used in the phrase “any taxes of any kind” in the first sentence thereof and substituting in lieu thereof the word “Taxes”;

(B) By deleting the word “taxes” as used in the phrase “reimburse the LC Issuer for such Taxes or Other Taxes or taxes” in the third sentence thereof and substituting in lieu thereof the word “Taxes”;

(C) By deleting the phrase “penalties or interest accrued or incurred after such 10 Business Day period until such time as it receives the notice” in the third sentence thereof and substituting in lieu thereof the phrase “penalties or interest accrued or incurred from the commencement of such 10 Business Day period until 10 Business Days after it receives the notice”; and

(D) By deleting the phrase “after which time it shall be liable for interest and penalties accrued or incurred prior to or during such 10 Business Day period and accrued or incurred after such receipt” in the third sentence thereof and substituting in lieu thereof the phrase “after which time it shall be liable for interest and penalties accrued or incurred prior to such 10 Business Day period and accrued or incurred beginning 10 Business Days after such receipt”.

(ii) Subsection 3.02(e) of the Existing LC Facility is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

(e) For any period with respect to which the LC Issuer has failed to provide the Company or any LC Subsidiary with the appropriate form described in Section 3.02(d) hereof (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first two sentences of subsection (d) above), the LC Issuer shall not be entitled to indemnification, and for purposes of clarification, neither the Company nor any LC Subsidiary shall be required to increase any amounts payable to the LC Issuer under Sections 3.02(a) or 3.02(c) hereof with respect to Taxes or Other Taxes imposed by any jurisdiction (including, without limitation, the United States); provided, however, that should the LC Issuer become subject to Taxes or Other Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as the LC Issuer shall reasonably request to assist the LC Issuer to recover such Taxes or Other Taxes.

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(iii) Subsection 3.02(f) of the Existing LC Facility is hereby amended (A) by deleting “(i)” therein and (B) by deleting the phrase “or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of the LC Issuer” in its entirety.

(f) Amendment to Subsection 4.02. Subsection 4.02(a) of the Existing LC Facility is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

(a) The representations and warranties contained in Section 5.01 hereof (except the representations and warranties contained in Sections 5.01(f) and 5.01(g) hereof) and Section 8 of the Security Agreement are correct on and as of the date of such Issuance, before and after giving effect to such Issuance, and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty is stated to relate to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date;

(g) Amendments to Subsection 5.01. Subsection 5.01 of the Existing LC Facility is hereby amended as follows:

(i) Subsection 5.01(a) of the Existing LC Facility is hereby amended by deleting the phrase “a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation” and substituting in lieu thereof the phrase “duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization”.

(ii) Subsection 5.01(b)(iii) of the Existing LC Facility is hereby amended by inserting the word “material” immediately before the word “instrument”.

(iii) Subsection 5.01(e) of the Existing LC Facility is hereby amended by deleting the phrase “generally accepted accounting principles consistently applied” in its entirety and substituting in lieu thereof “GAAP”.

(iv) Subsection 5.01(g) of the Existing LC Facility is hereby amended by deleting the phrase “best of” in its entirety.

(v) Subsection 5.01(k) of the Existing LC Facility is hereby amended by deleting the phrase “or is reasonably expected to occur with respect to any Plan”.

(vi) Subsection 5.01(n) of the Existing LC Facility is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

(n) Each of the Company and its Subsidiaries is in compliance with all Requirements of Law (including, without limitation, all applicable Environmental Laws) applicable to their respective properties, assets and business other than (i)

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where the failure to so comply would (as to all such failures to comply in the aggregate) not have a Material Adverse Effect or (ii) as described on Schedule V.

(vii) Subsection 5.01(o) of the Existing LC Facility is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

(o) Intentionally Omitted.

(viii) Subsection 5.01(p) of the Existing LC Facility is hereby amended by deleting the phrase “including, without limitation, any projections described in or otherwise contemplated by Section 6.04(viii) hereof”.

(ix) Subsection 5.01(q) of the Existing LC Facility is hereby amended by deleting such subsection in its entirety.

(h) Amendments to Subsection 6.01. Subsection 6.01 of the Existing LC Facility is hereby amended as follows:

(i) Subsection 6.01(a) of the Existing LC Facility is hereby amended by inserting the words “ERISA and” immediately preceding the phrase “all Environmental Laws”.

(ii) Subsection 6.01(d) of the Existing LC Facility is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

(d) Intentionally Omitted.

(iii) Subsection 6.01(e) of the Existing LC Facility is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

(e) Intentionally Omitted.

(i) Amendments to Subsection 6.04. Subsection 6.04 of the Existing LC Facility is hereby amended as follows:

(i) Subsection 6.04(i) of the Existing LC Facility is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

(i) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters, Consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarters and Consolidated statements of income and retained earnings of the Company and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial officer

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or treasurer of the Company and accompanied by a certificate of said officer stating that such have been prepared in accordance with GAAP;

(ii) Subsection 6.04(iii) of the Existing LC Facility is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

(iii) together with the financial statements required by Sections 6.04(i) and (ii), a compliance certificate signed by the chief financial officer or treasurer of the Company stating (i) whether or not he or she has knowledge of the occurrence of any Event of Default or Default and, if so, stating in reasonable detail the facts with respect thereto and (ii) whether or not the Company is in compliance with the requirements of Section 6.03 hereof and showing the computations used in determining such compliance or non-compliance;

(iii) Subsection 6.04(vii) of the Existing LC Facility is hereby amended by deleting the reference to “90” therein and substituting in lieu thereof “120”.

(iv) Subsection 6.04(viii) of the Existing LC Facility is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

(viii) Intentionally Omitted.

(j) Amendment to Subsection 7.01. Subsection 7.01(d) of the Existing LC Facility is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

(d) The Company or any of its LC Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Debt hereunder) of the Company or such LC Subsidiary when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case as a result of a default thereunder and prior to the stated maturity thereof; or

(k) Amendment to Subsection 8.02. Subsection 8.02 of the Existing LC Facility is hereby amended by deleting the first reference to the fax number “415-427-6982” and substituting in lieu thereof “415-427-4015”.

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(l) Amendments to Subsection 8.04. Subsection 8.04 of the Existing LC Facility is hereby amended as follows:

(i) Subsection 8.04(a) of the Existing LC Facility is hereby amended by deleting the phrase “reasonable counsel fees and expenses” and substituting in lieu thereof the phrase “reasonable and documented fees and expenses of counsel”; and

(ii) Subsection 8.04(b) of the Existing LC Facility is hereby amended by deleting the phrase “reasonable fees and disbursements of counsel” and substituting in lieu thereof the phrase “reasonable and documented fees and disbursements of one counsel, absent a conflict of interest”.

(m) Amendment to Subsection 8.05. Subsection 8.05 of the Existing LC Facility is hereby amended by deleting the phrase “obligations of the Account Parties now or hereafter” in the first sentence thereof and substituting in lieu thereof “obligations of such Account Party now or hereafter”.

(n) Amendment to Subsection 8.10. Subsection 8.10 of the Existing LC Facility is hereby amended by deleting the last sentence thereof in its entirety.

(o) Amendments to Schedules. The Existing LC Facility is hereby amended by deleting Schedules I and III thereto in their entirety and replacing them, respectively, with Schedules I and III attached to this Amendment.

SECTION 2. Conditions of Effectiveness. This Amendment shall become effective on and as of the first date on which the following conditions precedent have been satisfied:

(a) The LC Issuer shall have received all of the following documents, in form and substance satisfactory to the LC Issuer:

(i) Counterparts of this Amendment executed by each Account Party.

(ii) Certified copies of the resolutions of the board of directors (or persons performing similar functions) of each domestic Account Party approving this Amendment and the matters contemplated hereby.

(iii) A certificate of the Secretary or an Assistant Secretary of each domestic Account Party certifying the names and true signatures of the officers of such Account Party authorized to sign this Amendment.

(b) Evidence that the New Revolving Credit Facility and each of the LC Facility Amendments has been entered into and all conditions precedent to the effectiveness of the New Revolving Credit Facility and each of the LC Facility Amendments (except the entry into and effectiveness of this Amendment) have been satisfied or waived.

(c) Such other documents as the LC Issuer may reasonably request.

The effectiveness of this Amendment is conditioned upon the accuracy of the factual matters described herein. This Amendment is subject to the provisions of Section 8.01 of the Existing LC Facility.

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SECTION 3. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) Each Account Party is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(b) The execution, delivery and performance by each Account Party of this Amendment are within such Account Party’s respective powers (corporate or otherwise), have been duly authorized by all necessary action (corporate or otherwise), and do not (i) contravene such Account Party’s Constitutive Documents, (ii) violate any Requirements of Law, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other material instrument binding on or affecting any Account Party or any of its properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Account Party. No Account Party is in violation of any such Requirements of Law or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by any Account Party of this Amendment.

(d) This Amendment has been duly executed and delivered by each Account Party. This Amendment is the legal, valid and binding obligation of each Account Party enforceable against such Account Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

SECTION 4. Reference to and Effect on the Existing LC Facility. (a) On and after the effectiveness of this Amendment, each reference in the Existing LC Facility to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing LC Facility, and each reference in any other LC Facility Document to “the Letter of Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing LC Facility, shall mean and be a reference to the Existing LC Facility, as amended by this Amendment.

(b) Each LC Facility Document, as specifically amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Account Parties under the LC Facility Documents, in each case as amended by this Amendment.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the LC Issuer

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under any LC Facility Document, nor constitute a waiver of any provision of any LC Facility Document.

SECTION 5. Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the LC Issuer in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the LC Issuer) in accordance with the terms of Section 8.04 of the Existing LC Facility.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE COMPANY:

THE GAP, INC.

By:
Name:
Title:

THE LC SUBSIDIARIES:

BANANA REPUBLIC, LLC

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

GPS CONSUMER DIRECT, INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

GAP (CANADA) INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

GAP (FRANCE) S.A.S.

By:
Name:	Lisa Mertens
Title:	President

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GAP (JAPAN) K.K.

By:
Name:	Thomas J. Lima
Title:	Director

GAP (NETHERLANDS) B.V.

By:
Name:	Julie Kanberg
Title:	Director

GPS (GREAT BRITAIN) LIMITED

By:
Name:	Byron Pollitt
Title:	Director

OLD NAVY (CANADA) INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

THE LC ISSUER:

JPMORGAN CHASE BANK

By:
Name:
Title:

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SCHEDULES TO LC AMENDMENT

Schedule I	-	Change of Control
Schedule III	-	LC Subsidiaries

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Schedule I

CHANGE OF CONTROL

1.	Donald G. Fisher

2.	Doris F. Fisher

3.	Any person related by blood or marriage to any of the foregoing persons and any Person (as defined in this Agreement) as to which any of such persons has beneficial ownership of the assets of such Person.

4.	The executive officers of The Gap, Inc. as of August 30, 2004.

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Schedule III

LC SUBSIDIARIES

1.	Banana Republic, LLC

2.	GPS Consumer Direct, Inc.

3.	Gap (Canada) Inc.

4.	Gap (France) S.A.S.

5.	Gap (Japan) K.K.

6.	Gap (Netherlands) B.V.

7.	GPS (Great Britain) Limited

8.	Old Navy (Canada) Inc.

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U.S. $300,000,000

LETTER OF CREDIT AGREEMENT

Dated as of June 25, 2003

among

THE GAP, INC.

as Company,

THE SUBSIDIARIES OF THE COMPANY NAMED HEREIN,

as LC Subsidiaries,

and

JPMORGAN CHASE BANK,

as LC Issuer

i

ARTICLE III

PAYMENTS, TAXES, ETC.

SECTION 3.01	Payments and Computations	20

SECTION 3.02	Taxes	21

ARTICLE IV

CONDITIONS OF ISSUANCE

SECTION 4.01	Conditions Precedent to Effectiveness of this Agreement	25

SECTION 4.02	Conditions Precedent to Each Issuance	26

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01	Representations and Warranties of the Company	27

ARTICLE VI

COVENANTS OF THE COMPANY

SECTION 6.01	Affirmative Covenants	29

SECTION 6.02	Negative Covenant	32

SECTION 6.03	Financial Covenant	32

SECTION 6.04	Reporting Requirements	32

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01	Events of Default	34

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01	Amendments, Etc.	37

SECTION 8.02	Notices, Etc.	37

SECTION 8.03	No Waiver; Remedies	37

SCHEDULES AND EXHIBITS

Schedules

Schedule I	-	Change of Control
Schedule II	-	LC Subsidiaries
Schedule III	-	Plans
Schedule IV	-	ERISA Matters
Schedule V	-	Environmental Matters

Exhibits

Exhibit A	-	Form of Security Agreement
Exhibit B-1	-	Form of Opinion of Counsel to the Account Parties
Exhibit B-2	-	Form of UCC Opinion of Special New York Counsel to the Account Parties
Exhibit B-3	-	Form of Corporate Opinion of Special New York Counsel to the Account Parties
Exhibit C	-	Form Of Compliance Certificate
Exhibit D	-	Form Of Letter of Credit Agreement Supplement

LETTER OF CREDIT AGREEMENT, dated as of June 25, 2003 (this “Agreement”), among The Gap, Inc., a Delaware corporation (the “Company”), the LC Subsidiaries (as hereinafter defined) and JPMorgan Chase Bank (the “LC Issuer”).

PRELIMINARY STATEMENTS:

(1) The Company, certain of its subsidiaries, and certain banks and financial institutions entered into a Credit Agreement dated as of March 7, 2002 (the “Existing Credit Agreement”).

(2) The Company and the LC Subsidiaries are to enter into letter of credit facility agreements on or about the date hereof with Citibank, N.A., HSBC Bank U.S.A. and Bank of America, N.A., the material terms of which are no more favorable to the respective bank than the terms hereof (as such agreements may be replaced, amended, supplemented or otherwise modified from time to time, the “Other LC Facilities”).

(3) The Company, the LC Subsidiaries and the LC Issuer desire to enter into this Agreement to provide a trade letter of credit facility to the Company and the LC Subsidiaries as set forth below and, together with the Revolving Credit Agreement (as hereinafter defined) and the Other LC Facilities, to replace the Existing Credit Agreement.

NOW THEREFORE, the Company, the LC Subsidiaries and the LC Issuer agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Parties” means, collectively, the Company and each of the LC Subsidiaries.

“Accounts” has the meaning set forth therefor in the Security Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

“Alternative Currency” means any lawful currency other than Dollars which is freely transferable and convertible into Dollars and which the LC Issuer can obtain in the ordinary course of its business.

“Applicable Issuing Office” means the office of the LC Issuer specified as its “Issuing Office” on the signature page hereto, or such other office of the LC Issuer as the LC Issuer may from time to time specify to the Company.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by the LC Issuer in New York, New York, from time to time, as the LC Issuer’s prime rate (each change in such prime rate shall be effective from and including the date such change is publicly announced as being effective);

(b) 1/2% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such date is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by the LC Issuer on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the LC Issuer from three New York certificate of deposit dealers of recognized standing selected by the LC Issuer, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and

(c) 1/2% per annum above the Federal Funds Rate.

“Business Day” means a day of the year on which banks are not required or authorized to close in Hong Kong, New York City or San Francisco, California and a day on which wire transfers may be effectuated among member banks of the Federal Reserve System through use of the fedwire funds transfer system and if the applicable Business Day relates to any Letter of Credit denominated in an Alternative Currency, a day on which commercial banks are open for business in the country of issue of such Alternative Currency and on which dealings in such Alternative Currency are carried on by such commercial banks in such country of issue (if such Alternative Currency is other than the Euro) or if such Alternative Currency is the Euro, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is in operation.

“Capital Lease” of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee, which lease should, in accordance with generally accepted accounting principles, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means the obligations of any Person to pay rent or other amounts under a Capital Lease, the amount of which is required to be capitalized on the balance sheet of such Person in accordance with generally accepted accounting principles.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), and any regulations promulgated thereunder.

“Change of Control” means the occurrence, after the date of this Agreement, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company ceasing for any reason to constitute a majority of the Board of Directors of the Company unless the Persons replacing such individuals were nominated by the Board of Directors of the Company; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over securities of the Company (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; provided, that, the Person or group of Persons referred to in clauses (i) and (iii) of this definition of Change of Control shall not include any Person listed on Schedule I hereto or any group of Persons in which one or more of the Persons listed on Schedule I are members.

“Collateral Documents” means, collectively, the Security Agreement, collateral assignments, security agreements, pledge agreements or other similar agreements delivered pursuant to Sections 4.01 or 6.01 hereof, that create or purport to create a Lien as required by Section 6.01(g) hereof in favor of the LC Issuer.

“Confidential Information” means certain non-public, confidential or proprietary information and material disclosed, from time to time, either orally, in writing, electronically or in some other form by the Company in connection with the LC Facility Documents. Confidential Information shall include, but not be limited to non-public, confidential or proprietary information, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, documentation, screens, icons, schematics, software programs, source documents and other MIS related information; contracts, customer lists, financial information, financial forecasts, sales and marketing plans and information and business plans, products and product designs; textile projections and results; ideas, designs and artwork for all types of marketing, advertising, public relations and commerce (including ideas, designs and artwork related to the World Wide Web and any Web Site of the Company or any Subsidiary); textile designs; advertising, strategies, plans and results; sourcing information; vendor lists, potential product labeling and marking ideas; all materials including, without limitation, documents, drawings, samples, sketches, designs, and any other information concerning, color palette and color standards furnished to the LC Issuer by the Company or any Subsidiary; customer base(s); and other non-public information relating to the Company’s or any Subsidiary’s business.

“Consolidated” and any derivative thereof each means, with reference to the accounts or financial reports of any Person, the consolidated accounts or financial reports of such Person and each Subsidiary of such Person determined in accordance with generally accepted accounting principles, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements of the Company referred to in Section 5.01(e) hereof.

“Constitutive Documents” means, with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, certificate of limited partnership, partnership agreement, trust agreement, joint venture agreement, certificate of formation, articles of organization, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organization or formation of such Person.

“Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price (excluding any deferred purchase price that constitutes an account payable incurred in the ordinary course of business) of property or services, (ii) all obligations of such Person in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of such Person or to purchase, redeem or acquire for value any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, (iii) all obligations of such Person evidenced by bonds, notes, debentures, convertible debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement (other than under any such agreement which constitutes or creates an account payable incurred in the ordinary course of business) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default, acceleration, or termination are limited to repossession or sale of such property), (v) all Capital Lease Obligations, (vi) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, (vii) all Debt referred to in clause (i), (ii), (iii), (iv), (v), or (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt and (viii) all mandatorily redeemable preferred stock of such Person, valued at the applicable redemption price, plus accrued and unpaid dividends payable in respect of such redeemable preferred stock.

“Default” means an event which would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.

“Dollars,” “dollars” and the sign “$” each means lawful money of the United States.

“Domestic Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Company that is incorporated or organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, for any period, Net Income plus, to the extent deducted in determining such Net Income, the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, all determined on a Consolidated basis for the Company and its Subsidiaries in accordance with generally accepted accounting principles.

“Effective Date” has the meaning specified in Section 4.01 hereof.

“Effective Date Rating” means, with respect to the non-credit-enhanced long-term senior unsecured debt issued by the Company, BB+ by S&P and Ba3 by Moody’s.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided, that, such bank is acting through a branch or agency located in the United States; (iii) a Person that is primarily engaged in the business of commercial banking and that is (a) a Subsidiary of the LC Issuer, (b) a Subsidiary of a Person of which the LC Issuer is a Subsidiary, or (c) a Person of which the LC Issuer is a Subsidiary; (iv) an Affiliate of the LC Issuer; (v) except with respect to an assignment of the obligation to Issue Letters of Credit, any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds and lease financing companies; and (vi) any other Person acceptable to the LC Issuer and, provided no Event of Default is continuing, the Company. No Account Party or any Affiliate thereof shall be an Eligible Assignee.

“Environmental Action” means any outstanding action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement, abatement order or other order or directive (conditional or otherwise) relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Substances or arising from alleged injury or threat to health, safety, natural resources or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any applicable Governmental Authority or any other third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Requirement of Law relating to (a) the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances, (b) pollution or the protection of the environment, health, safety or natural resources or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, including, without limitation, CERCLA, in each case as amended from time to time, and including the regulations promulgated and the rulings issued from time to time thereunder.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group of which the Company or any Subsidiary of the Company is a member or which is under common control with the Company or any Subsidiary of the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means a reportable event with respect to a Plan within the meaning of §4043 of ERISA.

“Events of Default” has the meaning specified in Section 7.01 hereof.

“Existing Credit Agreement” has the meaning specified in Preliminary Statement (1).

“Facility Amount” means $300,000,000 as such amount may be reduced or increased from time to time in accordance with this Agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the LC Issuer from three Federal funds brokers of recognized standing selected by it.

“Fiscal Quarter” means any quarter in any Fiscal Year, the duration of such quarter being defined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Company’s financial statements referred to in Section 5.01(e) hereof.

“Fiscal Year” means a fiscal year of the Company and its Subsidiaries.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the amount equal to the sum of (i) Consolidated EBITDA and (ii) Lease Expense in each case for the Company and its Subsidiaries for such period, to (b) the sum of (i) Consolidated Interest

Expense and (ii) Lease Expense, in each case for the Company and its Subsidiaries for such period.

“Foreign Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company that is not a Domestic Subsidiary.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Hazardous Substance” means (i) any hazardous substance or toxic substance as such terms are presently defined or used in § 101(14) of CERCLA (42 U.S.C. § 9601(14)), in 33 U.S.C. § 1251 et. seq. (Clean Water Act), or 15 U.S.C. § 2601 et. seq. (Toxic Substances Control Act) and (ii) as of any date of determination, any additional substances or materials which are hereafter incorporated in or added to the definition of “hazardous substance” or “toxic substance” for purposes of CERCLA or any other applicable law.

“Hedge Agreements” means (a) any and all interest rate swaps, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swaps, cross-currency rate swaps, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., the International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such agreement.

“Information Memorandum” means the information memorandum, dated as of May 28, 2003, prepared in connection with the Revolving Credit Agreement.

“Interest Expense” of any Person for any period means the aggregate amount of interest or fees paid, accrued or scheduled to be paid or accrued in respect of any Debt (including the interest portion of rentals under Capital Leases) and all but the principal component of payments in respect of conditional sales, equipment trust or other title retention agreements paid, accrued or scheduled to be paid or accrued by such Person during such period, net of interest income, determined in accordance with generally accepted accounting principles.

“Issue” means, with respect to any Letter of Credit, either to issue, or to extend the expiry of, or to renew, or to increase the amount of, such Letter of Credit, and the term “Issued” or “Issuance” shall have corresponding meanings.

“LC Facility Documents” means, collectively, this Agreement, the Collateral Documents, and each application or agreement and other documents delivered in connection with Letters of Credit pursuant to Section 2.03 hereof, in each case as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 8.01 hereof.

“LC Issuer” means JPMorgan Chase Bank or any Affiliate thereof agreed to from time to time by the Company and the LC Issuer, that may from time to time Issue Letters of Credit for the account of the Company or for the account of any LC Subsidiary.

“LC Subsidiary” means, as of the date hereof, the Subsidiaries of the Company listed on Schedule II hereto and, after the date hereof, any other Subsidiary of the Company that may from time to time become a party hereto and in connection therewith such other Subsidiary shall execute such documents as are reasonably requested by the LC Issuer to evidence its agreement to be bound hereunder as an LC Subsidiary, and for whose account the LC Issuer may from time to time Issue Letters of Credit.

“Lease Expense” means, with respect to any Person, for any period for such Person and its subsidiaries on a Consolidated basis, lease and rental expense accrued during such period under all leases and rental agreements, other than Capital Leases and leases of personal property, determined in conformity with generally accepted accounting principles.

“Letter of Credit” means a Trade Letter of Credit which is in form and substance satisfactory to the LC Issuer, as amended, supplemented or otherwise modified from time to time.

“Letter of Credit Liability” means, as of any date of determination, all then existing liabilities of the Company and the LC Subsidiaries to the LC Issuer in respect of the Letters of Credit Issued for the Company’s account and for the account of the LC Subsidiaries, whether such liability is contingent or fixed, and shall, in each case, consist of the sum of (i) the aggregate maximum amount (the determination of such maximum amount to assume compliance with all conditions for drawing) then available to be drawn under such Letters of Credit (including, without limitation, amounts available under such Letters of Credit for which a draft has been presented but not yet honored) and (ii) the aggregate amount which has then been paid by, and not been reimbursed to, the LC Issuer under such Letters of Credit. For the purposes of determining the Letter of Credit Liability, the face amount of Letters of Credit outstanding in an Alternative Currency shall be expressed as the equivalent of such Alternative Currency in Dollars as determined in Section 2.10(a) hereof.

“Lien” means any assignment, chattel mortgage, pledge or other security interest or any mortgage, deed of trust or other lien, or other charge or encumbrance, upon property or rights (including after acquired property or rights), or any preferential arrangement with respect to property or rights (including after acquired property or rights) which has the practical effect of constituting a security interest or lien.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), results of operations, or prospects of the Company and its Subsidiaries, taken as a whole; provided, that a downgrade of the Company’s public debt ratings or a Negative Pronouncement shall not by itself be deemed to be a material adverse change; provided, further, the occurrence or subsistence of any such material adverse change which has been disclosed (a) by the Company in any filing made with the Securities and Exchange Commission prior to the date of this Agreement, (b) by the Company in a public announcement prior to the date of this Agreement, or (c) in the Information Memorandum prior to the date of this Agreement, shall not constitute a Material Adverse Change.

“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any Subsidiary of the Company or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Negative Pronouncement” means a public announcement by either S&P or Moody’s in respect to a possible downgrade of, or negative outlook with respect to, the public debt rating of the Company.

“Net Income” of any Person means, for any period, net income before (i) extraordinary items, (ii) the results of discontinued operations and (iii) the effect of any cumulative change in accounting principles, determined in accordance with generally accepted accounting principles.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in

Section 7.01(e) hereof. Without limiting the generality of the foregoing, the Obligations of the Account Parties under the LC Facility Documents include (a) the obligation to pay any reimbursement amount, interest, commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnity payments and other amounts payable by any Account Party under any LC Facility Document and (b) the obligation of any Account Party to reimburse any amount in respect of any of the foregoing items that the LC Issuer, in its sole discretion, may elect to pay or advance on behalf of such Account Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Other LC Facilities” has the meaning specified in Preliminary Statement (2).

“Other Taxes” has the meaning specified in Section 3.02(b) hereof.

“Payment Office” means the office of the LC Issuer as shall be from time to time selected by the LC Issuer and notified by the LC Issuer to the Company and the LC Subsidiaries.

“Permitted Investments” has the meaning set forth therefor in the Security Agreement.

“Person” means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained by the Company, any Subsidiary of the Company or any ERISA Affiliate for its employees and subject to Title IV of ERISA.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et seq.), and any regulations promulgated thereunder.

“Required Collateral Amount” means 103 percent of the Facility Amount from time to time, provided, that the Required Collateral Amount shall be increased to 105 percent of the Facility Amount during any period (and only for such time) that the Company’s long-term senior unsecured non-credit-enhanced debt rating by either S&P or Moody’s is less than the Effective Date Rating by such rating agency, respectively, provided, further, that, in the event the LC Issuer agrees to issue any EURO-denominated Letters of Credit, to the extent that the collateral under the Collateral Documents in respect of any EURO-denominated Letters of Credit consists of U.S. Dollar denominated investments or U.S. Dollars, the Required Collateral Amount in respect of such Letters of Credit shall be 110 percent of the aggregate face amount of such Letters of Credit.

“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations and awards of an arbitrator, a court or any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

“Responsible Officer” means, with respect to any certificate, report or notice to be delivered or given hereunder, unless the context otherwise requires, the president, chief executive officer, chief financial officer or treasurer of the Company or other executive officer of the Company who in the normal performance of his or her operational duties would have knowledge of the subject matter relating to such certificate, report or notice.

“Revolving Credit Agreement” means the three year revolving credit facility agreement to be dated on or about the date hereof between the Company, certain of its Subsidiaries and the banks and financial institutions listed therein, as such agreement may be replaced, amended, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated and the rulings issued thereunder.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit A hereto entered into between the LC Issuer and the Company creating Liens in favor of the LC Issuer in respect of the collateral referred to therein, as such agreement may be amended from time to time and including any supplements thereto.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities (including, without limitation, contingent liabilities), of such Person, (b) the present fair salable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or in a transaction, and is not about to engage in business or in a transaction, for which such Person’s property and assets would constitute an unreasonably small capital. The amount of contingent liabilities of any such Person at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust or other Person of which more than 50% of the outstanding capital stock (or similar property right in the case of partnerships and trusts and other Persons) having ordinary voting power to elect a majority of the board of directors of such corporation (or similar governing body or Person with respect to partnerships and trusts and other Persons) (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Subsidiary LC Obligations” has the meaning specified in Section 2.11(b) hereof.

“Taxes” has the meaning specified in Section 3.02(a) hereof.

“Termination Date” means the third anniversary of the date of this Agreement, or the earlier date of termination in whole of the Facility Amount pursuant to Section 7.01 hereof.

“Trade Letter of Credit” means a direct-pay trade or documentary letter of credit issued for the benefit of a vendor in connection with the purchase of goods by the Company or any of its Subsidiaries in the ordinary course of business.

“UCP” has the meaning specified in Section 2.08 hereof.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 5.01(e) hereof.

ARTICLE II

AMOUNTS AND TERMS OF LETTERS OF CREDIT

SECTION 2.01 Letters of Credit. The LC Issuer agrees, on the terms and conditions hereinafter set forth, to Issue for the account of the Company or any LC Subsidiary, one or more Letters of Credit from time to time during the period from the date of this Agreement until the day that is five Business days prior to the Termination Date in an aggregate undrawn amount not to exceed at any time the Facility Amount in effect at such time (inclusive of the Dollar equivalent of Letters of Credit Issued in an Alternative Currency if the LC Issuer agrees to issue Letters of Credit in an Alternative Currency), each such Letter of Credit upon its Issuance to expire on or before the date which occurs one year from the date of its initial Issuance but in any event prior to the Termination Date; provided, however, that the LC Issuer shall not be obligated to, and shall not, Issue any Letter of Credit if:

(a) after giving effect to the Issuance of such Letter of Credit, the then outstanding aggregate amount of all Letter of Credit Liability shall exceed the Facility Amount then in effect; or

(b) after giving effect to the Issuance of such Letter of Credit, the amount of cash and Permitted Investments in the Accounts, as required by Section 6.01(f) hereof, is less than the Required Collateral Amount as then in effect or the LC Issuer does not have a first priority perfected security interest in each Account or the funds or Permitted Investments therein; or

(c) the LC Issuer shall have notified the Company that no further Letters of Credit are to be Issued by the LC Issuer due to failure to meet any of the applicable conditions set forth in Article IV, and such notice has not been withdrawn.

Within the limits of the obligations of the LC Issuer set forth above and in Section 2.02 hereof, the Company and each LC Subsidiary may request the LC Issuer to Issue one or more Letters of Credit, reimburse the LC Issuer for payments made thereunder pursuant to Section 2.04(a) hereof and request the LC Issuer to Issue one or more additional Letters of Credit under this Section 2.01.

SECTION 2.02 Limitation on Obligation to Issue Letters of Credit Denominated in Alternative Currencies. The LC Issuer shall not be obligated to Issue any Letter of Credit denominated in an Alternative Currency but may upon request in its sole discretion agree from time to time to issue one or more such Letters of Credit.

SECTION 2.03 Issuing the Letters of Credit. Each Letter of Credit shall be Issued on a Business Day on reasonable prior notice by hand delivery, telecopier or transmitted by electronic communication (if arrangements for doing so have been approved by the LC Issuer) from the Company or any LC Subsidiary, as the case may be, to the LC Issuer as provided in the application and agreement governing such Letter of Credit specifying the date, amount, currency, expiry and beneficiary thereof, accompanied by such documents as the LC Issuer may specify to the Company or LC Subsidiary, as the case may be, in form and substance satisfactory to the LC Issuer. On the date specified by the Company or LC Subsidiary, as the case may be, in such notice and upon fulfillment of the applicable conditions set forth in Section 2.01 hereof, the LC Issuer will Issue such Letter of Credit.

SECTION 2.04 Reimbursement Obligations. (a) The Company or the appropriate LC Subsidiary, as the case may be, shall:

(i) pay to the LC Issuer an amount equal to, and in reimbursement for, each amount which the LC Issuer pays under any Letter of Credit not later than the date which occurs one Business Day after notice from the LC Issuer to the Company of the payment of such amount by the LC Issuer under such Letter of Credit; and

(ii) pay to the LC Issuer interest on each amount which the LC Issuer pays under any Letter of Credit from the date on which the LC Issuer pays such amount until such amount is reimbursed in full to the LC Issuer pursuant to subclause (i) above, payable on demand, at a fluctuating rate per annum equal to 2% per annum above the Base Rate in effect from time to time.

(b) If any Account Party does not pay to the LC Issuer (i) any amount on the due date therefor in accordance with Section 2.04(a)(i) hereof or (ii) facility fees on the due date therefor in accordance with Section 2.05 hereof within one Business Day after notice from the LC Issuer to the Company of the failure to pay such fees, the LC Issuer shall be entitled at any time to apply collateral subject to the Security Agreement in payment of such amount under Section 2.04(a)(i) hereof and any interest from time to time due thereon pursuant to Section 2.04(a)(ii) hereof and any such facility fees without presentment, demand or further notice.

SECTION 2.05 Letter of Credit Facility Fees. The Company hereby agrees to pay to the LC Issuer a letter of credit facility fee, accruing from the date hereof until the Termination Date, at a rate per annum equal to 0.05% (i) on the Facility Amount in effect from time to time from and after such date (regardless of the actual or deemed usage thereof), payable quarterly in arrears on the last day of each January, April, July and October and on the Termination Date and (ii) on the aggregate amount of Letter of Credit Liability under all Letters of Credit that are outstanding beyond the Termination Date payable in arrears on the last day of each January, April, July and October after the Termination Date and on the first day after the Termination Date on which no Letters of Credit are outstanding.

SECTION 2.06 Indemnification; Nature of the LC Issuer’s Duties. (a) The Company agrees to indemnify and save harmless the LC Issuer from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which the LC Issuer may incur or be subject to as a consequence, direct or indirect, of (i) the Issuance of any Letter of Credit or (ii) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the LC Issuer from paying any amount under any Letter of Credit; provided, that, the LC Issuer shall not be indemnified for any of the foregoing caused by its gross negligence or willful misconduct.

(b) The obligations of the Company and each LC Subsidiary hereunder with respect to Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any agreement or instrument relating thereto;

(ii) the existence of any claim, setoff, defense or other right which the Company or any LC Subsidiary may have at any time against the beneficiary, or any transferee, of any Letter of Credit, the LC Issuer, or any other Person;

(iii) any draft, certificate, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) any lack of validity, effectiveness, or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part;

(v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

(vi) any exchange, release or non-perfection of any collateral, or any release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Company or an LC Subsidiary in respect of the Letters of Credit;

(vii) any change in the time, manner or place of payment of, or in any other terms of, all or any of the obligations of the Company or any LC Subsidiary in respect of the Letters of Credit or any other amendment or waiver of or any consent to departure from all or any of this Agreement;

(viii) any failure of the beneficiary of a Letter of Credit to strictly comply with the conditions required in order to draw upon any Letter of Credit;

(ix) any misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

(x) any other circumstance or happening whatsoever, whether or not similar to the foregoing;

provided, that, notwithstanding the foregoing, the LC Issuer shall not be relieved of any liability it may otherwise have as a result of its gross negligence or willful misconduct.

SECTION 2.07 Increased Costs. (a) Change in Law. If, at any time after the date of this Agreement, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit or guarantees issued by, or assets held by or deposits in or for the account of, the LC Issuer or (ii) impose on the LC Issuer any other condition regarding this Agreement or the Letters of Credit or any collateral thereon, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost (other than an increase in taxes, which increase is dealt with exclusively in Article III) to the LC Issuer of issuing, maintaining or funding the Letters of Credit, then, upon demand by the LC Issuer, the Company shall pay to the LC Issuer, from time to time as specified by the LC Issuer, additional amounts sufficient to compensate the LC Issuer for such increased cost; provided, that, the Company shall have no obligation to reimburse the LC Issuer for increased costs incurred more than 60 days prior to the date of such demand. A certificate as to the amount of such increased cost setting forth the basis for the calculation of such increased costs, submitted by the LC Issuer to the Company, shall be conclusive and binding for all purposes, absent manifest error.

(b) Capital. If, at any time after the date of this Agreement, the LC Issuer determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the LC Issuer or any corporation controlling the LC Issuer and that the amount of such capital is increased by or based upon the existence of the LC Issuer’s commitment hereunder and other commitments of this type or the issuance of the Letters of Credit (or similar contingent obligations), then, upon written demand by the LC Issuer, the

Company shall pay to the LC Issuer, from time to time as specified by the LC Issuer, additional amounts sufficient to compensate the LC Issuer or such corporation in the light of such circumstances, to the extent that the LC Issuer reasonably determines such increase in capital to be allocable to the existence of the LC Issuer’s commitment hereunder; provided, that, the Company shall have no obligation to pay such compensatory amounts that relate to an actual increase in the capital of the LC Issuer undertaken by the LC Issuer more than 60 days prior to the date of such demand. A certificate as to such amounts setting forth the basis for the calculation of such amount submitted to the Company by the LC Issuer shall be conclusive and binding for all purposes, absent manifest error.

(c) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 2.07 shall survive the payment in full (after the Termination Date) of all Obligations.

(d) Without affecting its rights under Sections 2.07(a) or 2.07(b) hereof or any other provision of this Agreement, the LC Issuer agrees that if there is any increase in any cost to or reduction in any amount receivable by the LC Issuer with respect to which the Company would be obligated to compensate the LC Issuer pursuant to Sections 2.07(a) or 2.07(b) hereof, the LC Issuer shall use reasonable efforts to select an alternative Applicable Issuing Office, which would not result in any such increase in any cost to or reduction in any amount receivable by the LC Issuer; provided, however, that the LC Issuer shall not be obligated to select an alternative Applicable Issuing Office if the LC Issuer determines that (i) as a result of such selection the LC Issuer would be in violation of any applicable law, regulation, treaty, or guideline, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of the LC Issuer.

SECTION 2.08 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce (“UCP”) shall in all respects be deemed a part of this Article II as if incorporated herein and shall apply to the Letters of Credit.

SECTION 2.09 Reductions and Increases in Facility Amount. (a) The Company shall have the right, upon at least three Business Days’ notice to the LC Issuer, to reduce in whole or in part the Facility Amount, provided, that, each partial reduction shall be in the aggregate amount of $50,000,000 or an integral multiple of $25,000,000 in excess thereof and no such reduction shall reduce the Facility Amount below the then outstanding aggregate amount of all Letter of Credit Liability.

(b) From time to time and at any time, the Company may request that the Facility Amount be increased to an amount not in excess of $100,000,000 above the Facility Amount then in effect, and the LC Issuer may in its discretion consent to such increase on such terms and conditions with respect to such increase in the Facility Amount (only) as established by the LC Issuer. It is understood that the LC Issuer shall have no obligation whatsoever to agree to any request by the Company for an increase in the Facility Amount.

SECTION 2.10 Currency Provisions.

(a) Equivalents. For purposes of the provisions of Article II, (i) the equivalent in Dollars of any Alternative Currency shall be determined by using the mean of the bid and offer quoted spot rates at which the LC Issuer’s principal office in New York, New York offers to exchange Dollars for such Alternative Currency in New York, New York at 11:00 A.M. (New York City time) on the Business Day on which such equivalent is to be determined and (ii) the equivalent in any Alternative Currency of Dollars shall be determined by using the mean of the bid and offer quoted spot rates at which the LC Issuer’s principal office in New York, New York offers to exchange such Alternative Currency for Dollars in New York, New York at 11:00 A.M. (New York City time) on the Business Day on which such equivalent is to be determined.

(b) Commitment. For purposes of determining the unused portion of the Facility Amount of the LC Issuer specified in Section 2.01 hereof, the equivalent in Dollars of each Letter of Credit issued by the LC Issuer in an Alternative Currency as determined on the date of the Issuance of such Letter of Credit shall be the amount of the Facility Amount of the LC Issuer used in connection with the Issuance of such Letter of Credit. Further adjustments shall be made with respect to the unused portion of the Facility Amount of the LC Issuer to Issue Letters of Credit based upon fluctuations thereafter in the value of the Alternative Currency of such Letter of Credit as provided in subsection (c) below.

(c) Mark to Market. If, on any day, the equivalent in Dollars of the aggregate face amount of all Letters of Credit then outstanding exceeds the Facility Amount then in effect and if all obligations in respect of Letters of Credit denominated in Alternative Currencies are not secured by deposits in cash in the respective Alternative Currencies as provided in Section 6.01(f) hereof, the Company shall, upon demand by the LC Issuer, immediately deposit with the LC Issuer, in Dollars, (i) the Dollar amount of such excess plus (ii) a Dollar amount equal to the lesser of (A) $1,000,000 and (B) 5% of the Dollar equivalent of all then existing Letter of Credit Liability relating to Letters of Credit denominated in Alternative Currencies, which amount shall be held by the LC Issuer in accordance with the terms of the Security Agreement as additional collateral for the Company’s and LC Subsidiaries’ obligations with respect to outstanding Letters of Credit.

SECTION 2.11 Company Guaranty.

(a) Generally. The LC Issuer may, from time to time, Issue Letters of Credit for the account of each LC Subsidiary provided, that, the reimbursement and other obligations of each such LC Subsidiary are and remain unconditionally guaranteed by the Company pursuant to this Section 2.11.

(b) Guaranty. The Company hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the LC Subsidiaries now or hereafter existing under this Agreement with respect to Letters of Credit issued for the account of any of the LC

Subsidiaries, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for reimbursement obligations, interest, fees, expenses or otherwise (such obligations being the “Subsidiary LC Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses in accordance with Section 8.04 hereof) incurred by the LC Issuer in enforcing any rights hereunder with respect to the Subsidiary LC Obligations. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts which constitute part of the Subsidiary LC Obligations and would be owed by any LC Subsidiary to the LC Issuer hereunder, or under the Letters of Credit issued for the account of an LC Subsidiary, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such LC Subsidiary.

(c) Guaranty Absolute. The Company guarantees that the Subsidiary LC Obligations will be paid strictly in accordance with the terms hereof regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the LC Issuer with respect thereto. The obligations of the Company hereunder are independent of the Subsidiary LC Obligations and a separate action or actions may be brought and prosecuted against the Company to enforce the guaranty contained in this Section 2.11, irrespective of whether any action is brought against any LC Subsidiary or whether any LC Subsidiary is joined in any such action or actions. The liability of the Company under the guaranty contained in this Section 2.11 shall be absolute and unconditional irrespective of:

(i) any lack of validity or enforceability of any of the Subsidiary LC Obligations or any agreement or instrument relating thereto against any LC Subsidiary or any other Person;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Subsidiary LC Obligations, or any other amendment or waiver of or any consent to departure herefrom with respect to Letters of Credit issued for the account of an LC Subsidiary including, without limitation, any increase in the Subsidiary LC Obligations resulting from the Issuance of Letters of Credit beyond the aggregate limitation specified in Section 2.01 hereof to any and all LC Subsidiaries or otherwise;

(iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Subsidiary LC Obligations;

(iv) any manner of application of collateral, or proceeds thereof, to all or any of the Subsidiary LC Obligations, or any manner of sale or other disposition of any collateral for all or any of the Subsidiary LC Obligations or any other assets of an LC Subsidiary;

(v) any change, restructuring or termination of the corporate structure or existence of an LC Subsidiary or any LC Subsidiary’s lack of corporate power or authority; or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a third party guarantor.

The guaranty provided in this Section 2.11 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Subsidiary LC Obligations is rescinded or must otherwise be returned by the LC Issuer upon the insolvency, bankruptcy or reorganization of an LC Subsidiary or otherwise, all as though such payment had not been made.

(d) Waivers. The Company hereby waives, to the extent permitted by applicable law:

(i) any requirement that the LC Issuer secure or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any LC Subsidiary or any other Person or any collateral;

(ii) any defense arising by reason of any claim or defense based upon an election of remedies by the LC Issuer (including, without limitation, an election to nonjudicially foreclose on any real or personal property collateral) which in any manner impairs, reduces, releases or otherwise adversely affects its subrogation, reimbursement or contribution rights or other rights to proceed against any LC Subsidiary or any other Person or any collateral;

(iii) any defense arising by reason of the failure of any LC Subsidiary to properly execute any letter of credit application and agreement or otherwise comply with applicable legal formalities;

(iv) any defense or benefits that may be derived from California Civil Code §§ 2808, 2809, 2810, 2819, 2845 or 2850, or California Code of Civil Procedure §§ 580a, 580d or 726, or comparable provisions of the laws of any other jurisdiction and all other suretyship defenses it would otherwise have under the laws of California or any other jurisdiction;

(v) any duty on the part of the LC Issuer to disclose to the Company any matter, fact or thing relating to the business, operation or condition of any LC Subsidiary and its respective assets now known or hereafter known by the LC Issuer;

(vi) all benefits of any statute of limitations affecting the Company’s liability under or the enforcement of the guaranty provided in this Section 2.11 or any of the Subsidiary LC Obligations or any collateral;

(vii) all setoffs and counterclaims;

(viii) promptness, diligence, presentment, demand for performance and protest;

(ix) notice of nonperformance, default, acceleration, protest or dishonor;

(x) except for any notice otherwise required by applicable laws that may not be effectively waived by the Company, notice of sale or other disposition of any collateral; and

(xi) notice of acceptance of the guaranty provided in this Section 2.11 and of the existence, creation or incurring of new or additional Subsidiary LC Obligations.

SECTION 2.12 Dollar Payment Obligation. Notwithstanding any other term or provision hereof to the contrary, if the Company or any LC Subsidiary fails to reimburse the LC Issuer for any payment made by the LC Issuer under a Letter of Credit denominated in an Alternative Currency by the close of business on the Business Day when due at the Payment Office specified for such reimbursement payment, then the payment made by the LC Issuer in such Alternative Currency shall be converted into Dollars (the “Dollar Payment Amount”) by the LC Issuer as provided for herein, and each of the Company and each LC Subsidiary for whose account such Letter of Credit was Issued agrees that it shall be unconditionally obligated to, and shall immediately, reimburse the LC Issuer the Dollar Payment Amount at the LC Issuer’s then Payment Office for Dollars.

SECTION 2.13 Applications; Survival of Provisions. This Agreement shall control over any provision of any application and agreement for Letters of Credit to the contrary, but additive or supplemental provisions of any such application and agreement shall apply to each Letter of Credit Issued pursuant to such application and agreement. The provisions in this Article shall survive the Termination Date in respect of all Letters of Credit outstanding thereafter.

SECTION 2.14 LC Subsidiaries. Any Subsidiary of the Company not an LC Subsidiary on the date hereof may become an “LC Subsidiary” hereunder by delivering to the LC Issuer appropriate authorizations in respect of it entering into this Agreement, a letter of credit agreement supplement in substantially the form of Exhibit D hereto (each a “Letter of Credit Agreement Supplement”), wherein such Subsidiary agrees to be bound by all terms and provisions of this Agreement relating to Letters of Credit to be issued for the account of such Subsidiary and delivers a written consent of the Company assenting to the inclusion of such Subsidiary as an “LC Subsidiary” hereunder, provided, that, no Subsidiary shall become an “LC Subsidiary” until the LC Issuer shall have notified the Company in writing that such Letter of Credit Agreement Supplement and consent are in form and substance satisfactory to the LC Issuer.

ARTICLE III

PAYMENTS, TAXES, ETC.

SECTION 3.01 Payments and Computations. (a) Except as otherwise provided in Section 3.02 hereof, the Company and each LC Subsidiary, as the case may be, shall make each payment with respect to the Letters of Credit and the LC Issuer free and clear of all claims, charges, offsets or deductions whatsoever not later than (i) if such payment relates to letter of credit facility fees or amounts (other than reimbursements for payments in an

Alternative Currency made under Letters of Credit) or if such payment relates to a Letter of Credit denominated in Dollars, 12:00 noon (New York City time) on the day when due in Dollars to the LC Issuer at its address referred to in Section 8.02 hereof in same day funds and (ii) if such payment relates to reimbursement of a Letter of Credit denominated in an Alternative Currency, (A) in such Alternative Currency, at the LC Issuer’s Payment Office therefor so long as such payment is made by the close of business on the Business Day when due and (B) thereafter in Dollars (at the then Dollar equivalent of the amount due on such preceding Business Day), by 12:00 noon (New York City time) to the LC Issuer at its address referred to in Section 8.02 hereof in same day funds as provided in Section 2.12 above.

(b) Without limitation to Section 2.04(b) hereof, the Company and each LC Subsidiary hereby authorize the LC Issuer, if and to the extent payment owed to the LC Issuer is not paid when due hereunder to charge from time to time against any or all of the Company’s or such LC Subsidiary’s accounts with the LC Issuer any amount so due (it being understood and agreed that, notwithstanding anything in this Agreement or any of the other LC Facility Documents to the contrary, accounts, deposits, sums, securities or other property of any Foreign Subsidiary or of any Subsidiary of a Foreign Subsidiary (including any Foreign Subsidiary or any Subsidiary of a Foreign Subsidiary that is an LC Subsidiary) will not serve at any time, directly or indirectly, to collateralize or otherwise offset the Obligations of the Company or any Domestic Subsidiary, and, in addition, unless otherwise agreed to by the Company, the accounts, deposits, sums, securities or other property of a Foreign Subsidiary or Subsidiary of a Foreign Subsidiary will only serve to collateralize or offset the Obligations of another Foreign Subsidiary or Subsidiary of a Foreign Subsidiary that is an LC Subsidiary if such former Foreign Subsidiary or Subsidiary of a Foreign Subsidiary is owned by such latter Foreign Subsidiary or Subsidiary of a Foreign Subsidiary that is an LC Subsidiary).

(c) All computations of interest based on the Base Rate and of letter of credit facility fees shall be made by the LC Issuer on the basis of a year of 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or letter of credit facility fees are payable. Each determination by the LC Issuer of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or letter of credit facility fee, as the case may be.

SECTION 3.02 Taxes. (a) Any and all payments by the Company and each LC Subsidiary hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the overall net income of the LC Issuer, and franchise taxes imposed on the LC Issuer, by the jurisdiction under the laws of which the LC Issuer is organized or any political subdivision thereof and taxes imposed on the overall net income of the LC Issuer, and franchise taxes imposed on the LC Issuer, by the jurisdiction of the LC Issuer’s Applicable Issuing Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Company or any LC Subsidiary shall be required by applicable Requirements of Law to deduct any Taxes from or in respect of any sum payable under any LC Facility Document to the LC Issuer, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.02) the LC Issuer receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or such LC Subsidiary shall make such deductions, (iii) the Company or respective LC Subsidiary shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Requirements of Law and (iv) as soon as practicable after the date of any payment of Taxes, the Company or respective LC Subsidiary shall furnish to the LC Issuer, at its address referred to on the signature page hereto, the original or a certified copy of a receipt evidencing payment thereof, to the extent such a receipt is issued therefore, or other evidence of payment thereof that is reasonably satisfactory to the LC Issuer.

(b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, performance under or otherwise with respect to, this Agreement or the Letters of Credit (hereinafter referred to as “Other Taxes”).

(c) The Company or the respective LC Subsidiary will indemnify the LC Issuer for the full amount of Taxes and Other Taxes (including, without limitation, any taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 3.02) imposed on or paid by the LC Issuer and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A reimbursement shall be made within 30 days from the date the LC Issuer makes written demand therefor. The LC Issuer shall give prompt (within 10 Business Days) notice to the Company of the payment by the LC Issuer of such amounts payable by the Company under the indemnity set forth in this subsection (c), and of the assertion by any governmental or taxing authority that such amounts are due and payable, but the failure to give such notice shall not affect the Company’s or any LC Subsidiary’s obligations hereunder to reimburse the LC Issuer for such Taxes or Other Taxes or taxes imposed or asserted on amounts payable under this Section 3.02, except that neither the Company nor any LC Subsidiary shall be liable for penalties or interest accrued or incurred after such 10 Business Day period until such time as it receives the notice contemplated above, after which time it shall be liable for interest and penalties accrued or incurred prior to or during such 10 Business Day period and accrued or incurred after such receipt. Neither the Company nor any LC Subsidiary shall be liable for any penalties, interest, expense or other liability with respect to such Taxes or Other Taxes after it has reimbursed the amount thereof to the LC Issuer.

(d) If the LC Issuer is organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement and from time to time thereafter if requested in writing by the Company (but only so long as the LC Issuer remains lawfully able to do so), it shall provide the Company with Internal

Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that the LC Issuer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest payable by the Company or certifying that the interest is effectively connected with the conduct of a trade or business in the United States. Similarly, with respect to each LC Subsidiary organized under the laws of a jurisdiction outside the United States, the LC Issuer, on or prior to the date of its execution and delivery of this Agreement and from time to time thereafter if requested in writing by the Company or such LC Subsidiary (but only so long as the LC Issuer remains lawfully able to do so), shall provide the Company or such LC Subsidiary with appropriate documentation certifying applicable exemptions from withholding tax imposed by any jurisdiction on payments of interest payable by such LC Subsidiary. If the forms provided by the LC Issuer at the time the LC Issuer first becomes a party to this Agreement indicate a withholding tax (including, without limitation, United States interest withholding) tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” unless and until the LC Issuer provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided however, that, if at the date of any assignment pursuant to Section 8.07 hereof, the LC Issuer assignor was entitled to payments under subsection (a) of this Section 3.02 in respect of withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in Taxes) withholding tax, if any, applicable with respect to the assignee on such date.

(e) For any period with respect to which the LC Issuer has failed to provide the Company or any LC Subsidiary with the appropriate form described in Section 3.02(d) hereof (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first two sentences of subsection (d) above), the LC Issuer shall not be entitled to indemnification under Section 3.02(c) hereof with respect to Taxes imposed by any jurisdiction (including, without limitation, the United States); provided, however, that should the LC Issuer become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as the LC Issuer shall reasonably request to assist the LC Issuer to recover such Taxes.

(f) Without affecting its rights under this Section 3.02 or any provision of this Agreement, the LC Issuer agrees that if any Taxes or Other Taxes are imposed and required by law to be paid or to be withheld from any amount payable to the LC Issuer or its Applicable Issuing Office with respect to which the Company or any LC Subsidiary would be obligated pursuant to this Section 3.02 to increase any amounts payable to the LC Issuer or to pay any such Taxes or Other Taxes, the LC Issuer shall use reasonable efforts to select an alternative Applicable Issuing Office which would not result in the imposition of such Taxes or Other Taxes; provided, however, that no LC Issuer shall be obligated to select an alternative Applicable Issuing Office if the LC Issuer determines that (i) as a result of such selection the LC Issuer would be in violation of an applicable law, regulation, or treaty, or would incur unreasonable additional costs or expenses or (ii)

such selection would be inadvisable for regulatory reasons or inconsistent with the interests of the LC Issuer.

(g) In the event that an additional payment is made under this Section 3.02 for the account of the LC Issuer and the LC Issuer, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, the LC Issuer shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Company or LC Subsidiary, as the case may be, such amount as the LC Issuer shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave the LC Issuer (after such payment) in no worse position than it would have been in if the Company or LC Subsidiary had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of the LC Issuer to arrange its tax affairs in whatever manner it thinks fit nor oblige the LC Issuer to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require the LC Issuer to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(h) The LC Issuer agrees with the Company that it will take all reasonable actions by all usual means (i) to secure and maintain the benefit of all benefits available to it under the provisions of any applicable double tax treaty concluded by the United States of America to which it may be entitled by reason of the location of the LC Issuer’s Applicable Issuing Office or place of incorporation or its status as an enterprise of any jurisdiction having any such applicable double tax treaty, if such benefit would reduce the amount payable by the Company or any LC Subsidiary in accordance with this Section 3.02 and (ii) otherwise to cooperate with the Company to minimize the amount payable by the Company or any LC Subsidiary pursuant to this Section 3.02; provided, however, that the LC Issuer shall not be obliged to disclose to the Company or any LC Subsidiary any information regarding its tax affairs or tax computations nor to reorder its tax affairs or tax planning pursuant hereto.

(i) Without prejudice to the survival of any other agreement of the Company or any LC Subsidiary hereunder, the agreements and obligations of the Company and the LC Subsidiaries contained in this Section 3.02 shall survive the payment in full of the Obligations.

ARTICLE IV

CONDITIONS OF ISSUANCE

SECTION 4.01 Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the LC Issuer) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the LC Issuer that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(b) The LC Issuer shall have received the following in form and substance satisfactory to the LC Issuer:

(i) Certified copies of the resolutions of the board of directors (or persons performing similar functions) of each domestic Account Party approving the Agreement and each of the LC Facility Documents to which it is or is to be a party, and of all documents evidencing other necessary Governmental Authorizations, or other necessary consents, approvals, authorizations, notices, filings or actions, with respect to this Agreement and any of the LC Facility Documents to which it is or is to be a party.

(ii) A copy of a certificate of the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of organization of each domestic Account Party listing the certificate or articles of incorporation (or similar Constitutive Document) of each such Account Party and each amendment thereto on file in the office of such Secretary of State (or such governmental authority) and certifying (A) that such amendments are the only amendments to such Person’s certificate or articles of incorporation (or similar constitutive document) on file in its office, (B) if customarily available in such jurisdiction, that such Person has paid all franchise taxes (or the equivalent thereof) to the date of such certificate and (C) that such Person is duly organized and is in good standing under the laws of the jurisdiction of its organization.

(iii) A certificate of the Secretary or an Assistant Secretary of each domestic Account Party certifying the names and true signatures of the officers of such Account Party authorized to sign each LC Facility Document to which it is a party and the other documents to be delivered hereunder.

(iv) A Security Agreement in substantially the form of Exhibit A hereto, duly executed by the Company in favor of the LC Issuer, together with:

(A) appropriate UCC-1 financing statements under the Uniform Commercial Code of all jurisdictions that the LC Issuer may deem necessary or desirable in order to perfect and protect the first priority liens created under the Security Agreement, covering the collateral described in the Security Agreement;

(B) evidence that all other action that the LC Issuer may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken; and

(C) the execution of a Securities Account Control Agreement in the form of Exhibit B to the Security Agreement with J.P. Morgan Securities Inc. (or such other securities intermediary as may be notified by the LC Issuer to the Company and is acceptable to the Company) and the Company and evidence that the total value of all funds and the Permitted Investments held in the Accounts (as defined in the Security Agreement) subject thereto is not less than the Required Collateral Amount.

(v) A favorable opinion of General Counsel or Associate General Counsel to the Account Parties, substantially in the form of Exhibit B-1 hereto and as to such other matters as the LC Issuer may reasonably request.

(vi) Favorable opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Account Parties, in substantially the forms of Exhibits B-2 and B-3 hereto and as to such other matters as the LC Issuer may reasonably request.

(vii) Such other approvals, opinions or documents as the LC Issuer may reasonably request.

(viii) Evidence that the Revolving Credit Agreement and each of the Other LC Facilities has been entered into and all conditions precedent to the effectiveness of the Revolving Credit Agreement and each of the Other LC Facilities (except the entry into and effectiveness of this Agreement) have been satisfied or waived.

(c) The Company shall have paid all accrued fees and expenses of the LC Issuer in connection with this Agreement.

(d) All amounts owing by the Company or any of its Subsidiaries to the lenders and agents under the Existing Credit Agreement shall have been, or concurrently with the initial extension of credit made on the Effective Date shall be, paid in full, and all commitments of the lenders under the Existing Credit Agreement (except for the letters of credit issued thereunder which are to be deemed issued under any of the Other LC Facilities or the Revolving Credit Agreement) shall have been, or concurrently with the initial extension of credit made on the Effective Date shall be, terminated in accordance with the terms of the Existing Credit Agreement and all guarantees given, and security interests granted, in connection therewith shall have been terminated.

SECTION 4.02 Conditions Precedent to Each Issuance. The obligation of the LC Issuer to Issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the further conditions precedent that on the date of such Issuance the following statements shall be true (and each request for Issuance by the Company or an LC Subsidiary shall constitute a representation and warranty by the Company or such LC Subsidiary that on the date of such Issuance such statements are true):

(a) The representations and warranties contained in Section 5.01 hereof (except the representations and warranties contained in Section 5.01(f) hereof) and Section 8 of the Security Agreement are correct on and as of the date of such Issuance, before and after giving effect to such Issuance, and to the application of the proceeds therefrom, as though made on and as of such date;

(b) No event has occurred and is continuing, or would result from such Issuance or from the application of the proceeds therefrom or from such Issuance, which constitutes an Event of Default or Default; and

(c) The Issuance of such Letter of Credit will be in compliance with the criteria set forth in Section 2.01(a) and (b) hereof, as the case may be.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01 Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware; each LC Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company and each of its Subsidiaries possess all powers (corporate or otherwise) and all other authorizations and licenses necessary to engage in their respective businesses, except where the failure to so possess would not have a Material Adverse Effect.

(b) The execution, delivery and performance by each Account Party of the LC Facility Documents to which it is a party and the consummation of the transactions contemplated thereby are within such Account Party’s respective powers (corporate or otherwise), have been duly authorized by all necessary action (corporate or otherwise), and do not (i) contravene such Account Party’s Constitutive Documents, (ii) violate any Requirements of Law, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Account Party or any of its properties or (iv) except for the Liens created under the LC Facility Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Account Party. No Account Party is in violation of any such Requirements of Law or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by any Account Party of the LC Facility Documents to which it is a party.

(d) Each LC Facility Document is the legal, valid and binding obligation of the Account Party thereto enforceable against such Account Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(e) The Consolidated balance sheets of the Company and its Subsidiaries as of February 1, 2003, and the related Consolidated statements of income and retained earnings of the Company and its Subsidiaries for the Fiscal Year then ended, certified by Deloitte & Touche LLP, copies of which have been furnished to the LC Issuer, fairly present the Consolidated financial condition of the Company and its Subsidiaries as at such date and the results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

(f) Since February 1, 2003, there has been no Material Adverse Change.

(g) There is no pending or, to the best of Company’s knowledge, threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, (i) which has a reasonable probability (taking into account the exhaustion of all appeals and the assertion of all defenses) of having a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of any LC Facility Document.

(h) The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(i) Neither the Company nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(j) Set forth on Schedule III hereto is a complete and accurate list, as of the date hereof, of all Plans of the Company and its Subsidiaries. Neither the Company nor any ERISA Affiliate is a party or subject to, or has any obligation to make payments, or incur any material Withdrawal Liability, to, any Multiemployer Plan.

(k) Except as provided in Schedule IV, no ERISA Event has occurred with respect to any Plan or is reasonably expected to occur with respect to any Plan that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur would reasonably be likely to result in a Material Adverse Effect.

(l) Except as provided in Schedule IV, Schedule B (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Plan of the Company or its Subsidiaries, copies of which have been or will be filed with the Internal Revenue Service, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status which would reasonably be likely to result in a Material Adverse Effect.

(m) Except as provided in Schedule IV, neither the Company nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(n) Each of the Company and its Subsidiaries is in compliance with all Requirements of Law applicable to their properties, assets and business where the failure to so comply would (as to all such failures to comply in the aggregate) have a Material Adverse Effect. There are no proceedings pending or, to the knowledge of any Account Party, threatened in writing, to terminate or modify any license, permit or other approval issued by a Governmental Authority, the termination or modification of which (in the aggregate as to all such matters) would have a Material Adverse Effect.

(o) The Company is, individually and together with its Subsidiaries, Solvent.

(p) As of the Effective Date, no information, exhibit or report furnished by any Account Party to the LC Issuer in connection with the negotiation of the LC Facility Documents or pursuant to the terms of the LC Facility Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading; provided that all financial projections, if any, that have been or will be prepared by the Company and made available to the LC Issuer, including, without limitation, any projections described in or otherwise contemplated by Section 6.04(viii) hereof, have been or will be prepared in good faith based upon reasonable assumptions, it being understood by the LC Issuer and all the other parties hereto that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurances can be given that the projections will be realized.

(q) Except as described on Schedule V hereto, the operations and properties of each Account Party comply in all material respects with all applicable Environmental Laws and Environmental Permits, except where any such failure to comply would not be reasonably expected to have a Material Adverse Effect, and no Environmental Action is pending or, to Company’s knowledge, is threatened against any Account Party or any of their properties that would be reasonably likely to have a Material Adverse Effect.

ARTICLE VI

COVENANTS OF THE COMPANY

SECTION 6.01 Affirmative Covenants. The Company will, unless the LC Issuer shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws (including, without limitation,

all Environmental Laws), rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith or where the failure to comply would not have a Material Adverse Effect.

(b) Preservation of Existence, Etc. Preserve and maintain, and cause each of the LC Subsidiaries to preserve and maintain, its existence (corporate or otherwise), rights (charter and statutory), and franchises except if, in the reasonable business judgment of the Company or such LC Subsidiary, as the case may be, it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve and maintain such rights or franchises would not materially adversely affect the rights of the LC Issuer hereunder or the ability of any Account Party to perform its obligations under the respective LC Facility Documents.

(c) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with sound business practice.

(d) Employment of Technology, Disposal of Hazardous Materials, Etc. (i) Employ, and cause each of its Subsidiaries to employ, appropriate technology and compliance procedures to maintain compliance with any applicable Environmental Laws except where the failure to so employ would not have a Material Adverse Effect, (ii) obtain and maintain, and cause each of its Subsidiaries to obtain and maintain, any and all material permits required by applicable Environmental Laws in connection with its or its Subsidiaries’ operations and (iii) dispose of, and cause each of its Subsidiaries to dispose of, any and all Hazardous Substances only at facilities and with carriers reasonably believed to possess valid permits under RCRA, if applicable, and any applicable state and local Environmental Laws except where the failure to so dispose would not have a Material Adverse Effect. The Company shall use its best efforts, and cause each of its Subsidiaries to use its best efforts, to obtain all certificates required by law to be obtained by the Company and its Subsidiaries from all contractors employed by the Company or any of its Subsidiaries in connection with the transport or disposal of any Hazardous Substances except where failure to transport or dispose in accordance with any applicable Environmental Laws would not have a Material Adverse Effect.

(e) Environmental Matters. If the Company or any of its Subsidiaries shall:

(i) receive written notice that any material violation of any Environmental Laws may have been committed or is about to be committed by the Company or any of its Subsidiaries the cure of which would result in expenditures exceeding $20,000,000;

(ii) receive written notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Company or any of its Subsidiaries alleging any material violation of any Environmental Laws or requiring the Company or any of its Subsidiaries to take any action (which, if taken, would result in expenditures exceeding $20,000,000) in connection with the release or threatened release of Hazardous Substances or solid waste into the environment; or

(iii) receive written notice from a federal, state, foreign or local governmental agency or private party alleging that the Company or any of its Subsidiaries is liable or responsible for costs in excess of $20,000,000 associated with the response to cleanup, stabilization or neutralization of any Environmental Activity;

then it shall provide the LC Issuer with a copy of such notice within five Business Days of the Company’s or such Subsidiary’s receipt thereof.

(f) Cash Collateral. Maintain (in accordance with the terms of the Security Agreement) at all times in the Accounts funds and Permitted Investments with a value (as determined in Section 11 of the Security Agreement) not less than the Required Collateral Amount as required by the Security Agreement and (in accordance with the terms of the Security Agreement) transfer all necessary funds from time to time into the Accounts so that such value is not less than the Required Collateral Amount.

(g) Further Assurances.

(i) Promptly upon request by the LC Issuer, correct, and cause each of the LC Subsidiaries promptly to correct, any material defect or error that may be discovered in any LC Facility Document or in the execution, acknowledgment, filing or recordation thereof.

(ii) Promptly upon request by the LC Issuer, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the LC Issuer may reasonably require from time to time in order to (A) carry out more effectively the purposes of the LC Facility Documents, (B) perfect and maintain the validity, effectiveness and first priority Lien of the LC Issuer in each of the Accounts and all funds and Permitted Investments therein as contemplated herein and in the Security Agreement and (C) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the LC Issuer the rights granted or now or hereafter intended to be granted to the LC Issuer under any LC Facility Document or under any other instrument executed in connection with any LC Facility Document to which any Account Party is or is to be a party, and cause each of the LC Subsidiaries to do so, including, without limitation, the delivery of all required Collateral Documents by the respective Account Parties so that the LC Issuer has a first priority Lien in each of the respective Accounts and all funds and Permitted Investments therein and the delivery of related corporate authorizations and legal opinions.

(h) Use of Proceeds. Use the proceeds of Issuances of Letters of Credit solely for general corporate purposes of the Company and the LC Subsidiaries.

SECTION 6.02 Negative Covenant. The Company will not, without the written consent of the LC Issuer make any material change in the nature of the business of the Company and the LC Subsidiaries as conducted as of the date hereof.

SECTION 6.03 Financial Covenant. So long as any Obligation of any Account Party under any LC Facility Document shall remain unpaid, any Letter of Credit shall be outstanding or the LC Issuer shall have any commitment under the Facility Amount hereunder, the Company will, unless it has the written consent of the LC Issuer to do otherwise, maintain a Fixed Charge Coverage Ratio as of the last day of each Fiscal Quarter, determined on the basis of the most recently completed four consecutive Fiscal Quarters ending on such day, of not less than 1.40:1.00.

SECTION 6.04 Reporting Requirements. The Company will furnish to the LC Issuer:

(i) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of the Company, Consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarters and Consolidated statements of income and retained earnings of the Company and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial officer or treasurer of the Company and accompanied by a certificate of said officer stating (i) that such have been prepared in accordance with generally accepted accounting principles, (ii) whether or not he or she has knowledge of the occurrence of any Event of Default or Default and, if so, stating in reasonable detail the facts with respect thereto and (iii) whether or not the Company is in compliance with the requirements set forth in Section 6.03 hereof (which certificate shall contain the computations used by such chief financial officer or treasurer in determining such compliance or non-compliance and shall be in the form of the Compliance Certificate attached hereto as Exhibit C);

(ii) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Company, a copy of the annual report for such year for the Company and its Subsidiaries, containing Consolidated financial statements of the Company and its Subsidiaries for such Fiscal Year certified by Deloitte & Touche LLP or other independent public accountants reasonably acceptable to the LC Issuer;

(iii) within 90 days after the end of each Fiscal Year of the Company, a certificate of the chief financial officer or treasurer of the Company stating (i) whether or not he or she has knowledge of the occurrence of any Event of Default or Default and, if so, stating in reasonable detail the facts with respect thereto, and (ii) whether or not the Company is in compliance with the requirements set forth in Section 6.03 hereof (which certificate shall contain the computations used by such chief financial officer or treasurer in determining such compliance or non-compliance and shall be in the form of the Compliance Certificate attached hereto as Exhibit C);

(iv) as soon as possible and in any event within five days after a Responsible Officer becomes aware of each Event of Default and Default, a statement of a Responsible Officer of the Company setting forth details of such Event of Default or Default and the action which the Company has taken and proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all reports which the Company sends to any of its security holders, and copies of all reports and registration statements which the Company or any Subsidiary files with the SEC or any national securities exchange;

(vi) promptly after the filing or receiving thereof, copies of all reports and notices which the Company or any Subsidiary files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Company or any Subsidiary receives from such entities other than immaterial regular periodic notices and reports and notices and reports of general circulation;

(vii) within 90 days after the end of each Fiscal Year of the Company, a summary, prepared by a Responsible Officer of the Company, of the Company’s (and its Subsidiaries’) major insurance coverages (and the amount of self-insurance) then in effect;

(viii) within 30 days after the end of Fiscal Year 2003, projections for Fiscal Year 2004, and within 30 days after the end of Fiscal Year 2004, projections for Fiscal Year 2005, in each case prepared on the basis of the most current information then available to the Borrower in substantially the same format and containing substantially the same types of information as the projections for Fiscal Year 2003 which were set forth in the Information Memorandum and with the projections to be prepared on a quarterly basis; and

(ix) such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the LC Issuer, may from time to time reasonably request.

Notwithstanding the foregoing, the financial statements required to be delivered by the Company pursuant to clauses (i) and (ii) above and the reports and statements required to be delivered by the Company pursuant to clause (v) above shall be deemed to have been delivered on the date on which the Company posts reports containing such financial statements or other materials on the Company’s website on the internet at “www.gapinc.com” or when such reports containing such financial statements or other materials are posted on the SEC’s website on the internet at “www.sec.gov”; provided, however, that the Company shall deliver paper copies of such financial statements or other materials to the LC Issuer if it so requests until the Company receives written notice from the LC Issuer to cease delivering paper copies.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Any Account Party shall fail to pay any reimbursement obligation under any Letter of Credit when the same becomes due and payable; or shall fail to pay any interest payable with respect to any Letter of Credit, or any fees or any other amounts hereunder within five days after the same become due and payable by it; or

(b) Any representation or warranty made by any Account Party in any LC Facility Document (whether made on behalf of itself or otherwise) or by any Account Party (or any of its officers) in connection with any LC Facility Document shall prove to have been incorrect in any material respect when made; or

(c) Any Account Party shall fail to perform or observe (i) any covenant or agreement contained in Section 6.02 or 6.03 hereof or Section 4, 5 or 12 of the Security Agreement (to the extent such Account Party is a party thereto); (ii) any covenant or agreement contained in Section 6.01(f) hereof or Section 1 of the Security Agreement (to the extent such Account Party is a party thereto) if the failure to perform or observe such covenant or agreement shall remain unremedied for one Business Day after written notice thereof shall have been given to such Account Party by the LC Issuer; or (iii) such other term, covenant or agreement contained in any LC Facility Document on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to such Account Party by the LC Issuer; or

(d) The Company or any of its LC Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Debt hereunder) of the Company or such LC Subsidiary or any Obligations under any Hedge Agreement to which it is a party, with a “Hedge Principal Amount” (as hereinbelow defined) of not less than $50,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or in such Hedge Agreement; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt or in such Hedge Agreement and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or in such Hedge Agreement; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made as a result of a default thereunder, in each case prior to the stated maturity thereof or the Obligations under such Hedge Agreement shall be accelerated (for purposes of this paragraph, “Hedge Principal Amount” in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (after giving effect to any netting arrangements) that the Company or its respective LC Subsidiary would be required to pay if such Hedge Agreement were terminated at such time); or

(e) The Company or any of its LC Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its LC Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its LC Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) One or more judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Company or any of its LC Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 7.01(f) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Account Party and the insurer covering full payment of such unsatisfied amount and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(g) A Change of Control shall have occurred; or

(h) Any material provision of any of the LC Facility Documents after delivery thereof pursuant to Sections 4.01 or 6.01(g) hereof shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any of the Account Parties intended to be a party to it, or any such Account Party shall so state in writing; or

(i) Any Collateral Document after delivery thereof pursuant to Sections 4.01 or 6.01(g) hereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on any of the collateral purported to be covered thereby; or

(j) Any of the following events or conditions shall have occurred and such event or condition, when aggregated with any and all other such events or conditions set forth in this subsection (j), has resulted or is reasonably expected to result in liabilities of the Account Parties and/or the ERISA Affiliates in an aggregate amount that would have a Material Adverse Effect:

(i) any ERISA Event shall have occurred with respect to a Plan; or

(ii) any of the Account Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or

(iii) any of the Account Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, is insolvent or is being terminated, within the meaning of Title IV of ERISA, and, as a result of such reorganization, insolvency or termination, the aggregate annual contributions of the Account Parties and the ERISA Affiliates to all of the Multiemployer Plans that are in reorganization, are insolvent or being terminated at such time have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency or termination occurs; or

(iv) any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, shall exist with respect to one or more of the Plans; or

(v) or any Lien shall exist on the property and assets of any of the Account Parties or any of the ERISA Affiliates in favor of the PBGC,

then, and in any such event, the LC Issuer may, by notice to the Company, (A) declare the obligation of the LC Issuer to issue further Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (B) declare amounts payable under this Agreement to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Account Party; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company or any of the LC Subsidiaries under the Federal Bankruptcy Code, the obligation of the LC Issuer to issue Letters of Credit shall automatically be terminated and all such amounts due under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Account Party.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Collateral Document, nor consent to any departure by the Company or any LC Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the LC Issuer, provided, however, that, except for amendments that are contemplated to give effect to the terms hereof or any Collateral Document (including, without limitation, Section 2.09 hereof and Section 7 of the Security Agreement and any amendment required to give effect to any assignment permitted hereunder), no such amendment, waiver or consent in relation to any material provision of this Agreement or of any Collateral Document (including, without limitation, the Termination Date, the Required Collateral Amount, and any fees or other amounts payable hereunder) shall be effective unless the respective letter of credit issuing banks under each of the Other LC Facilities shall also have given their prior written consent thereto. All waivers and consents granted under this Section 8.01 shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier or electronic mail) and mailed, sent by overnight courier, telecopied, emailed, or delivered, if to the Company or any other Account Party, at its address at 2 Folsom Street, San Francisco, CA 94105 Attention: Treasurer, Telecopier: 415-427-6982, email: sabrina_simmons@gap.com; with a copy to 2 Folsom Street, San Francisco, CA 94105, Attention: General Counsel, Telecopier: 415-427-6982, email: lauri_shanahan@gap.com; and to 2 Folsom Street, San Francisco, CA 94105, Attention: Associate General Counsel, Telecopier: 415-427-7475, email: tom_lima@gap.com;if to the LC Issuer, at its address at 138 Shatin Rural Cmte Road, Floor 20, Hong Kong, Attention: K.K. Yeung, Vice President, Telecopier: 852-2923-7220, email KK.YEUNG@jpmorgan.com; with a copy to the LC Issuer at its address at 138 Shatin Rural Cmte Road, Floor 20, Hong Kong, Attention: Peter Lui, Assistant Treasurer, Telecopier: 852-2836-9666, email Peter.KM.Lui@jpmorgan.com; and a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, NY 10017, Attention: Barry Bergman, Telecopier: 212-270-1063, or, as to each party, at such other address or to such other person as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, be effective three days after being deposited in the mails, when sent by overnight courier, be effective one day after being sent by overnight courier, and when telecopied or sent by electronic mail, be effective when received (and, with respect to notices and communications sent by electronic mail, upon confirmation by the recipient of the receipt of such notice or communication), respectively; and when delivered by hand, be effective upon delivery except that notices and communications to the LC Issuer pursuant to Article II shall not be effective until received by the LC Issuer.

SECTION 8.03 No Waiver; Remedies. No failure on the part of the LC Issuer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04 Costs and Expenses.

(a) The Company agrees to pay on demand all reasonable costs and expenses of the LC Issuer incurred in connection with the preparation, execution, delivery, modification and amendment of this Agreement, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of one counsel (which shall be the same counsel, without duplication, for the Agent under the Revolving Credit Agreement) for the LC Issuer (and appropriate local counsel) with respect thereto and with respect to advising the LC Issuer as to its rights and responsibilities under this Agreement. The Company further agrees to pay on demand all costs and expenses of the LC Issuer (including, without limitation, reasonable counsel fees and expenses), incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the LC Facility Documents, the Letters of Credit, and the other documents to be delivered hereunder and thereunder.

(b) The Company agrees to indemnify and hold harmless the LC Issuer and its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims (other than lost profits), damages, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), which may be incurred by or asserted against any Indemnified Party in connection with or arising out of any investigation, litigation, or proceeding (whether or not such Indemnified Party is party thereto) related to any acquisition or proposed acquisition by the Company, or by any Subsidiary of the Company, of all or any portion of the stock or substantially all the assets of any Person or any use or proposed use of the Letters of Credit by any Account Party, except to the extent such claim, damage, liability or expense shall have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law. The indemnification provisions set forth above shall be in addition to any liability the Company may otherwise have. Without prejudice to the survival of any other obligation of the Company hereunder, the indemnities and obligations of the Company contained in this Section 8.04 shall survive the payment in full of all the Obligations of the Account Parties.

SECTION 8.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the LC Issuer and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the LC Issuer or such Affiliate to or for the credit or the account of any Account Party against any and all of the obligations of the Account Parties now or hereafter existing under this Agreement to the LC Issuer, whether or not the LC Issuer shall have made any demand under this Agreement and although such obligations may be unmatured (it being understood and agreed that, notwithstanding anything in this Agreement or any of the other LC Facility Documents to the contrary, accounts, deposits, sums, securities or other property of any Foreign Subsidiary or of any Subsidiary of a Foreign Subsidiary (including any Foreign Subsidiary or any Subsidiary of a Foreign Subsidiary that is an LC Subsidiary) will not serve at any time, directly or indirectly, to collateralize or otherwise offset the Obligations of the

Company or any Domestic Subsidiary, and, in addition, unless otherwise agreed to by the Company, the accounts, deposits, sums, securities or other property of a Foreign Subsidiary or Subsidiary of a Foreign Subsidiary will only serve to collateralize or offset the Obligations of another Foreign Subsidiary or Subsidiary of a Foreign Subsidiary that is an LC Subsidiary if such former Foreign Subsidiary or Subsidiary of a Foreign Subsidiary is owned by such latter Foreign Subsidiary or Subsidiary of a Foreign Subsidiary that is an LC Subsidiary). The LC Issuer agrees promptly to notify the Company after any such set-off and application made by the LC Issuer or any of its Affiliates, provided, that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of the LC Issuer and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the LC Issuer and its Affiliates may have.

SECTION 8.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and each LC Subsidiary to be a party hereto on the date hereof, and the LC Issuer and thereafter shall be binding upon and inure to the benefit of the Company, each LC Subsidiary, and the LC Issuer and their respective successors and assigns, except that the Company and each LC Subsidiary shall not have the right to assign its respective rights hereunder or any interest herein without the prior written consent of the LC Issuer.

SECTION 8.07 Assignments and Participations. (a) The LC Issuer may, and if demanded by the Company (following a demand by the LC Issuer pursuant to Section 2.07 or 3.02 hereof, upon at least 10 days’ notice to the LC Issuer) will, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion, respectively, of the Facility Amount); provided, however, that (i) the respective amounts of the rights and obligations in relation to the Facility Amount being assigned pursuant to each such assignment (determined as of the date of such assignment with respect to such partial assignment) shall in no event be less than $50,000,000 (or an integral multiple of $25,000,000 in excess thereof), (ii) except during the continuance of a Default, each such assignment shall be to an Eligible Assignee consented to by the Company (following reasonable advance written notice to the Company, which consent shall not, in the case of any assignment to any “LC Issuer” party to the Other LC Facilities, be unreasonably withheld), (iii) each such assignment made as a result of a demand by the Company pursuant to this Section 8.07(a) shall be arranged by the Company (at its expense) after consultation with the LC Issuer and shall be either an assignment of all of the rights and obligations of the LC Issuer under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the LC Issuer under this Agreement, (iv) the LC Issuer shall not be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 8.07(a) unless and until the LC Issuer shall have received one or more payments from either the Company or one or more Eligible Assignees in an aggregate amount at least equal to all reimbursement amounts and other amounts payable to the LC Issuer under this Agreement, and (v) such assignee and the LC Issuer shall enter into such agreement as they deem appropriate and (vi) such assignee, the Company and the LC Subsidiaries shall enter into a letter of credit agreement and related documents substantially similar to the LC Facility Documents with respect to such assignment and the Facility Amount shall be reduced by the amount of such assignment (but not reduced to an amount less than the aggregate amount of all Letter of Credit Liability).

(b) The LC Issuer may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its commitment with respect to the Facility Amount); provided, however, that (i) the LC Issuer’s obligations under this Agreement (including, without limitation, its commitment with respect to the Facility Amount) shall remain unchanged, (ii) the LC Issuer shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Company and the LC Issuer shall continue to deal solely and directly with the LC Issuer in connection with the LC Issuer’s rights and obligations under this Agreement, provided, further, that, to the extent of any such participation (unless otherwise stated therein and subject to the preceding proviso), the purchaser of such participation shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as it would have if it were the LC Issuer; and provided, further, that each such participation shall be granted pursuant to an agreement providing that the purchaser thereof shall not have the right to consent or object to any action by the selling LC Issuer (who shall retain such right) other than an action which would (i) reduce any amount due hereunder with respect to the Letters of Credit or other amounts or fees in which such purchaser has an interest, (ii) postpone any date fixed for payment of such amounts due with respect to Letters of Credit or other amount or such fees, (iii) extend the Termination Date or (iv) release any of the Collateral to the extent such release would cause the total value of all funds and the Permitted Investments held in the Accounts (as defined in the Security Agreement) to be less than the Required Collateral Amount.

(c) Upon written request of the Company to the LC Issuer, the LC Issuer shall, to the extent consistent with the policies of the LC Issuer, inform the Company of the Dollar amount of any Full Term Participation (as hereinafter defined) that the LC Issuer has entered into; provided, however, that the LC Issuer shall not be obligated to disclose such information if the disclosure thereof would constitute a violation of law or regulation or violate any confidentiality agreement to which the LC Issuer is subject. For the purposes of this subsection (d), “Full Term Participation” means a participation by the LC Issuer to another Person whereby such other Person has purchased (pursuant to a participation agreement) all or a portion of the LC Issuer’s commitment with respect to the Facility Amount from the effective date of such participation agreement to the Termination Date.

(d) Notwithstanding anything herein contained to the contrary, the LC Issuer or any of its Affiliates may assign any of its rights under this Agreement to any Federal Reserve Bank without notice to or consent of the Company.

(e) If the LC Issuer requests any payment from the Company under Section 2.07 or 3.02 hereof, then, subject to Section 8.07(a) hereof and provided no Default or Event of Default shall have occurred and be continuing, the Company may request the LC Issuer to (and, upon such request, the LC Issuer, without any obligation to pay any fees in respect thereof, shall) assign all of its rights and obligations under this Agreement to one or more Eligible Assignees in accordance with Section 8.07(a) hereof provided that at the time of any such assignment the Company has paid to the LC Issuer all amounts due it hereunder.

SECTION 8.08 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 8.09 Independence of Provisions. All agreements and covenants hereunder shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

SECTION 8.10 Confidentiality. The LC Issuer agrees that it will not disclose to any third party any Confidential Information provided to it by the Company; provided, that, the foregoing will not (a) restrict the ability of the LC Issuer and any letter of credit participants from freely exchanging Confidential Information among themselves (and its Affiliates, employees, attorneys, agents and advisors), (b) restrict the ability to disclose Confidential Information to a prospective Eligible Assignee or participant, provided, that, such Eligible Assignee or participant executes a confidentiality agreement with the LC Issuer agreeing to be bound by the terms hereof prior to disclosure of Confidential Information to such Eligible Assignee or participant or (c) prohibit the disclosure of Confidential Information to the extent: (i) the Confidential Information is or has already become part of the public domain at the time of disclosure, by publication or otherwise, except by breach of this Section 8.10, (ii) the Confidential Information can be established by written evidence to have already been in the lawful possession of the LC Issuer prior to the time of disclosure; or (iii) the Confidential Information is received by the LC Issuer from a third party not known to have a similar restriction and without breach of this Section 8.10, or (iv) the Confidential Information is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, or by law, rule or regulation, or by applicable regulatory or professional standards provided that prior to such disclosure the Company and the non-disclosing party are each given reasonable advance notice of such order and an opportunity to object to such disclosure; provided, that, no such notice or opportunity shall be required if disclosure is required in connection with an examination by a regulatory authority or is required in such circumstances where the applicable Governmental Authority does not permit such notice or opportunity (it being understood the LC Issuer will inform such authority of the confidential nature of the Confidential Information being disclosed). Notwithstanding anything herein to the contrary, each Account Party and the LC Issuer and each of their respective officers, directors, employees, accountants, attorneys and other advisors, agents and representatives may disclose to any and all persons, without limitation of any kind, any information with respect to the United States tax treatment and tax structure of the transactions contemplated by the LC Facility Documents and all materials of any kind (including opinions or other tax analyses) that are provided to the respective Account Party or the LC Issuer, as the case may be, relating to such United States tax treatment and tax structure, provided that the foregoing shall not apply to the extent reasonably necessary to comply with applicable securities laws.

SECTION 8.11 Headings. Article and Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 8.12 Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all previous understandings, written or oral, in respect thereof.

SECTION 8.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 8.14 Consent to Jurisdiction. (a) Each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the County of New York, The City of New York, in any action or proceeding arising out of or relating to this Agreement or any other LC Facility Document or the Letters of Credit, and each of the parties hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or such Federal court. Each of the parties hereby irrevocably agrees, to the fullest extent each may effectively do so, that each will not assert any defense that such courts do not have subject matter or personal jurisdiction of such action or proceeding or over any party hereto. Each of the parties hereby irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering of a copy of such process to such party at its address specified in Section 8.02 hereof or by any other method permitted by law. Each of the parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law.

(b) Nothing in this Section 8.14 shall affect the right of any of the parties hereto to serve legal process in any other manner permitted by law or affect the right of any of the parties to bring any action or proceeding against any of the parties or their property in the courts of other jurisdictions.

SECTION 8.15 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT, IN THE CASE OF ARTICLE II, TO THE EXTENT SUCH LAWS ARE INCONSISTENT WITH THE UCP.

SECTION 8.16 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE LC SUBSIDIARIES, AND THE LC ISSUER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LC FACILITY DOCUMENT OR THE LETTERS OF CREDIT, OR THE ACTIONS OF THE LC ISSUER IN CONNECTION WITH THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE COMPANY:

THE GAP, INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

THE LC SUBSIDIARIES

BANANA REPUBLIC, INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

GAP (CANADA) INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

GAP (DEUTSCHLAND) GMBH

By:
Name:	Anne Gust
Title:	Director

GAP (FRANCE) S.A.S.

By:
Name:	Lisa Mertens
Title:	President

GAP INTERNATIONAL B.V.

By:
Name:	Julie Kanberg
Title:	Director

GAP INTERNATIONAL SOURCING FZE

By:
Name:	Anne Gust
Title:	Director

GAP INTERNATIONAL SOURCING (HOLDINGS) LIMITED

By:
Name:	Anne Gust
Title:	Director

GAP INTERNATIONAL SOURCING LIMITED

By:
Name:	Anne Gust
Title:	Director

GAP INTERNATIONAL SOURCING (MEXICO) S.A. DE C.V.

By:
Name:	Anne Gust
Title:	Director

GAP INTERNATIONAL SOURCING PTE. LTD.

By:
Name:	Anne Gust
Title:	Director

GAP (JAPAN) K.K.

By:
Name:	Ronald Young
Title:	Director

GAP (NETHERLANDS) B.V.

By:
Name:	Julie Kanberg
Title:	Director

GPS CONSUMER DIRECT, INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

GPS (GREAT BRITAIN) LIMITED

By:
Name:	Anne Gust
Title:	Director

OLD NAVY (CANADA) INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

OLD NAVY INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

THE LC ISSUER:

JPMORGAN CHASE BANK

By:
Name:
Title

Issuing Office:

JPMorgan Chase Bank
138 Shatin Rural Cmte Rd, Floor 20
Hong Kong

SCHEDULES - LC CREDIT AGREEMENT

Schedule I	-	Change of Control
Schedule II	-	Outstanding Balance of Existing Letters of Credit
Schedule III	-	LC Subsidiaries
Schedule IV	-	Plans
Schedule V	-	ERISA Matters
Schedule VI	-	Environmental Matters

Schedule I

CHANGE OF CONTROL

1.	Donald G. Fisher

2.	Doris F. Fisher

3.	Any person related by blood or marriage to any of the foregoing persons and any trust as to which any of such persons has beneficial ownership of the assets of the trust.

4.	The executive officers of The Gap, Inc. as of June 24, 2003.

Schedule III

LC SUBSIDIARIES

1.	Banana Republic, Inc.

2.	Gap (Canada) Inc.

3.	Gap (Deutschland) GmbH

4.	Gap (France) S.A.S.

5.	Gap International B.V.

6.	Gap International Sourcing FZE

7.	Gap International Sourcing (Holdings) Limited

8.	Gap International Sourcing Limited

9.	Gap International Sourcing (Mexico) S.A. de C.V.

10.	Gap International Sourcing Pte. Ltd.

11.	Gap (Japan) K.K.

12.	Gap (Netherlands) B.V.

13.	GPS Consumer Direct, Inc.

14.	GPS (Great Britain) Limited

15.	Old Navy (Canada) Inc.

16.	Old Navy Inc.

17.	Gap (RHC) B.V.

Schedule IV

PLANS

1.	GapShare 401(k) Plan

2.	Gap Inc. Employee Benefits Premium Payment Plan

3.	Gap Inc. Life and Accidental Death and Dismemberment Plan (includes the Business Travel Accident Plan)

4.	Gap Inc. Health Insurance Plan

5.	Gap Inc. Short-Term Disability Plan

6.	Gap Inc. Long-Term Disability Plan

7.	Gap Inc. Tuition Reimbursement Program

8.	Gap Inc. Vision Plan

9.	Gap Inc. Dependent Care Flexible Spending Account Plan

10.	Gap Inc. Health Care Flexible Spending Account Plan

11.	The Gap, Inc. 2001 Workforce Review Transition Benefits Plan for Employees in Grades 23 and Below

12.	The Gap, Inc. 2001 Workforce Review Transition Benefits Plan for Employees in Grades 24 and Above

13.	Banana Republic, Inc. 2001 Field Reorganization Benefits Plan

14.	The Gap, Inc. 2002 Distribution Division Transition Benefits Plan for Employees in Grades 19 and Below

15.	The Gap, Inc. 2002 Distribution Division Transition Benefits Plan for Employees in Grades 20 and Above

16.	The Gap Inc. 2002 Transition Benefits Plan for Employees in Grades 19 and Below

17.	The Gap Inc. 2002 Transition Benefits Plan for Employees in Grades 20 and Above

Schedule V

ERISA MATTERS

None

Schedule VI

ENVIRONMENTAL MATTERS

None.

Exhibit A to the

Letter of Credit Agreement

FORM OF SECURITY AGREEMENT

Exh. A - 1

Execution Copy

SECURITY AGREEMENT

Dated as of February 20, 2004

From

The Grantors referred to herein

as Grantors

to

JPMorgan Chase Bank

as Secured Party

i

Schedules

Schedule I	-	Location, Chief Executive Office, Type Of Organization, Jurisdiction Of Organization And Organizational Identification Number
Schedule II	-	Filings with Respect to Other Names, Locations, Etc.
Schedule III	-	Trade names
Schedule IV	-	Permitted Investments

Exhibits

Exhibit A	-	Form of Security Agreement Supplement
Exhibit B	-	Form of Securities Account Control Agreement

ii

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of February 20, 2004 (the “Agreement”) made by The Gap, Inc., a Delaware corporation (the “Company”) and the Additional Grantors (as defined in Section 18(b) hereof) (the Company and the Additional Grantors being, collectively, the “Grantors”), to JPMorgan Chase Bank as secured party (the “Secured Party”).

PRELIMINARY STATEMENTS.

(1) The Company has entered into a Letter of Credit Agreement dated as of June 25, 2003 with the Secured Party (said agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Letter of Credit Agreement”).

(2) The Grantors (other than the Company) have joined the Letter of Credit Agreement as LC Subsidiaries (as defined in the Letter of Credit Agreement) and as such are entitled to be issued Letters of Credit (as defined in the Letter of Credit Agreement) from time to time by the Secured Party in its capacity as LC Issuer on the terms and subject to the conditions set forth in the Letter of Credit Agreement.

(3) Pursuant to the Letter of Credit Agreement, the Grantors are entering into this Agreement in order to grant to the Secured Party a security interest in the Collateral (as hereinafter defined). Under the terms of the Letter of Credit Agreement, the Secured Party is at all times to have a first priority perfected security interest in an amount of cash or Permitted Investments (as defined herein) not less than the Required Collateral Amount (as defined therein).

(4) On the date hereof, the Company has security entitlements (the “Pledged Security Entitlements”) with respect to all the financial assets (the “Pledged Financial Assets”) credited from time to time to the Company’s account, Account No. 36049864, styled in the name “JPMorgan Chase Bank Collateral Account for The Gap, Inc.” (as may be abbreviated by the securities intermediary for operational purposes), with J.P.Morgan Securities Inc. as securities intermediary (the “Securities Intermediary” and such account, the “Initial Securities Account”) and subject to the terms of this Agreement may from time to time designate further securities accounts at the Securities Intermediary (the Initial Securities Account and such other securities accounts being the “Company Securities Accounts” and, together with the Subsidiary Securities Accounts (as defined in Section 1(b) hereof), the “Securities Accounts”). In addition, the Company may from time to time maintain cash in the Securities Accounts.

(5) The Company has a collateral deposit account, Account No. 323-256317, styled in the name “JPMorgan Chase Bank Collateral Account for The Gap, Inc.” (as may be abbreviated by the Secured Party for operational purposes) (such account, together with any successor account (which may be a trust or custodial account satisfactory to the LC Issuer and the Company) the “Collateral Account” and, together with the Company Securities Accounts, the “Company Accounts”), with the Secured Party, in the name of the Secured Party and under the sole control and dominion of the Secured Party.

(6) It is a condition precedent to, among other things, the issuance of Letters of Credit by the Secured Party under the Letter of Credit Agreement from time to time that the Grantors shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

(7) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Letter of Credit Agreement.

(8) Terms defined in the Letter of Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Letter of Credit Agreement. Further, unless otherwise defined in this Agreement or in the Letter of Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York, provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Secured Party to issue Letters of Credit under the Letter of Credit Agreement, each Grantor hereby agrees with the Secured Party as follows:

SECTION 1. Establishment and Maintenance of Accounts. So long as any Obligation of any Account Party under any LC Facility Document shall remain unpaid, any Letter of Credit shall be outstanding or the Letter of Credit Agreement shall be in effect:

(a) Subject to Section 1(b) and (c) below, the Company shall at all times maintain in Company Accounts cash in U.S. Dollars (or in any other currency acceptable to the Secured Party) or Permitted Investments (as defined in Section 7 hereof) in each case so that the Secured Party has a perfected first priority security interest therein and in the funds and financial assets therein and in an aggregate value (as determined in Section 11 hereof) not less than the Required Collateral Amount then in effect, and the Company hereby agrees to take all actions required to give effect to the foregoing, including, within one Business Day of notification thereof by the Secured Party, transferring funds or financial assets from time to time into the Company Accounts so that the aggregate amount thereof is at all times not less than the Required Collateral Amount then in effect.

(b) Subject to Section 1(c) below, with the consent of the Secured Party and subject to the Secured Party having a first priority perfected security interest in the respective accounts and the funds therein with rights with respect thereto no less favorable than the rights of the Secured Party with respect to the Company Accounts under New York law (including in respect of creditors’ rights law in a bankruptcy or similar proceeding), a Grantor (other than the Company) may establish with the Secured Party a collateral deposit account (collectively, the “Deposit Accounts”) to secure the obligations of such Grantor or the obligations of other Grantors (which obligations may

2

be in U.S. Dollars or any Alternative Currency) either (i) in U.S. Dollars in Deposit Accounts with the Secured Party in the United States or (ii) in U.S. Dollars or, in respect of Letters of Credit denominated in an Alternative Currency if Issued, in the respective Alternative Currency or an Alternative Currency acceptable to the Secured Party, in Deposit Accounts with the Secured Party outside the United States (such accounts, “Foreign Accounts”) or may establish with the Securities Intermediary a securities account in the United States (collectively, the “Subsidiary Securities Accounts” and, together with the Deposit Accounts and the Company Accounts, the “Accounts”) to secure the aforesaid obligations, provided, that such Grantor has delivered to the Secured Party all required Collateral Documents (including, without limitation, account control agreements in form and substance satisfactory to the Secured Party with respect to Deposit Accounts and Foreign Accounts) so that the Secured Party has a first priority perfected security interest in any such Account and all funds therein and the related corporate authorizations and any legal opinions reasonably requested by the Secured Party, provided, further, that (x) Deposit Accounts maintained in an Alternative Currency to secure obligations under Letters of Credit in the same currency shall be deemed acceptable subject to compliance with the terms of this Section 1(b) and (y) Collateral provided by any Grantor that is a Foreign Subsidiary or a Subsidiary of a Foreign Subsidiary will not serve at any time, directly or indirectly, to secure or otherwise offset Obligations of the Company or any Domestic Subsidiary. Subject to compliance with the foregoing, the amount of cash (including the U.S. Dollar Equivalent thereof as provided herein) in all such Deposit Accounts and the value of the Permitted Investments and cash in all such Subsidiary Securities Accounts shall be included in determining the Company’s compliance with Section 6.01(f) of the Letter of Credit Agreement and Section 1(a) above with respect to the Required Collateral Amount. “U.S. Dollar Equivalent” means, with reference to any amount specified to be in U.S. Dollars, the equivalent of such amount in any Alternative Currency, such equivalent amount to be determined by using the mean of the bid and offer quoted spot rates at which the Secured Party’s principal office in New York, New York offers to exchange such Alternative Currency for Dollars in New York, New York at 11:00 A.M. (New York City time) on the Business Day on which such equivalent is to be determined.

(c) In the event that the Securities Intermediary ceases to be an Affiliate of the LC Issuer or takes any action to liquidate or ceases activities as a securities intermediary, the LC Issuer shall provide the Company and each Grantor with reasonable notice thereof and, upon receipt of such notice, the Company and such Grantor shall promptly cause the Securities Intermediary to liquidate all financial assets in the respective Securities Account and upon such liquidation transfer the proceeds thereof and all cash in such Securities Account to the Collateral Account or a Deposit Account, as the case may be.

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SECTION 2. Grant of Security. Each Grantor hereby grants to the Secured Party a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) the Securities Accounts of such Grantor, all Pledged Security Entitlements with respect to all Pledged Financial Assets from time to time credited to the Initial Securities Account, and all security entitlements with respect to all financial assets from time to time credited to all other Securities Accounts, and all financial assets (including, without limitation, all Permitted Investments), and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Security Entitlements, such Pledged Financial Assets, such security entitlements or such financial assets and all subscription warrants, rights or options issued thereon or with respect thereto and all cash and other property from time to time in the Securities Accounts (collectively, the “Security Collateral”);

(b) the Collateral Account, the Deposit Accounts and, in each case, all funds and other property therein and all property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds or property, and all certificates and instruments, if any, from time to time representing or evidencing the Collateral Account and the Deposit Accounts (the “Account Collateral”); and

(c) all proceeds of, collateral for, income and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) and (b) of this Section 2 and this clause (c)).

SECTION 3. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Letter of Credit Agreement, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise, provided, that, with the consent of the Secured Party, in the case of a Grantor other than the Company, this Agreement may also secure the Obligations of one or more other specified Grantors (other than the Company) under the Letter of Credit Agreement (all such Obligations being the “Secured Obligations”).

SECTION 4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Secured Party of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) the Secured Party shall have no obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or the Letter of Credit Agreement, and the Secured Party shall not be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 5. Control of Security Collateral; Reporting. (a) Any Grantor (including the Company) that establishes any Securities Accounts in accordance with this Agreement shall agree in an authenticated record with the Securities Intermediary and the

4

Secured Party that the Securities Intermediary will comply with entitlement orders (that is, notifications communicated to such securities intermediary directing transfer or redemption of the financial asset to which such Grantor has a security entitlement) originated by the Secured Party without further consent of such Grantor, such authenticated record to be in substantially the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Secured Party (such agreement being a “Securities Account Control Agreement”).

(b) No Grantor shall change or add any securities intermediary that maintains any Securities Account in which any of the Collateral is credited or carried, or change any such Securities Account.

(c) The Company shall (i) cause the Securities Intermediary to provide to the Secured Party at the same time as provided to the Company all reports as to the amount, value and identity of all financial assets in the Securities Accounts and (ii) irrevocably instruct and authorize the Securities Intermediary to provide continual on-line access to the Secured Party with respect to the Securities Accounts so that the Secured Party has the ability at all times to review the amount, value and identity of all financial assets in the Securities Accounts. If any Subsidiary Securities Account shall be established as provided herein, the respective Grantor shall cause the Securities Intermediary to provide to the Secured Party similar information and access as set forth in the preceding sentence.

SECTION 6. Maintaining the Collateral. So long as any Letter of Credit shall be outstanding or the Letter of Credit Agreement shall be in effect:

(a) It shall be a term and condition of each of the Accounts, notwithstanding any term or condition to the contrary in any other agreement relating to any such Account and except as otherwise provided by the provisions of Sections 11 (only if the Company is in compliance with Section 1(a) hereof) and 21 hereof, that no amount shall be paid or released to or for the account of, or withdrawn by or for the account of, any Grantor or any other Person from any Account, other than the Secured Party in accordance with the terms of this Agreement.

(b) The Secured Party may, at any time and without notice to, or consent from the Grantor, transfer or direct the transfer of, funds from the Accounts to satisfy the Grantor’s obligations when due under the Letter of Credit Agreement.

SECTION 7. Investment. Except during the continuance of a Default, the Company may from time to time, by issuing appropriate instructions to the Securities Intermediary, (i) invest, or cause to be reinvested, amounts in Securities Accounts in such Permitted Investments (as defined below) as the Company may select and (ii) invest, or cause to be reinvested, interest paid on the Permitted Investments referred to in clause (i) above, and invest, or cause to be reinvested, other proceeds of any such Permitted Investments that may mature or be sold, in each case in such Permitted Investments as the Company may select. Interest and proceeds that are not invested or reinvested in Permitted Investments as provided above shall be deposited and held in the Collateral Account or released to the Company in accordance with the terms of this Agreement. “Permitted Investments” means those investments

5

identified on Schedule IV hereto (as such Schedule may be amended, modified, supplemented or replaced from time to time).

SECTION 8. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) Such Grantor’s exact legal name, as defined in Section 9-503(a) of the UCC, is correctly set forth in Schedule I hereto. Such Grantor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office in the state or jurisdiction set forth in Schedule I hereto. The information set forth in Schedule I hereto with respect to such Grantor is true and accurate in all respects. No Grantor has permitted a uniform commercial code financing statement to be filed in respect of it as debtor with respect to the Collateral under any other name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number than those set forth in Schedule I hereto except as disclosed in Schedule II hereto.

(b) Such Grantor is the legal and beneficial owner of the Collateral of such Grantor free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement. No effective financing statement or other instrument similar is in effect covering all or any part of such Collateral, except such as may have been filed in favor of the Secured Party relating to the Letter of Credit Agreement. No Grantor has any trade names, except as listed on Schedule III hereto.

(c) All filings and other actions (including, without limitation, actions necessary to obtain control of Collateral as provided in Sections 9-104 or 9-106 of the UCC) necessary to perfect the security interest in the Collateral of such Grantor created under this Agreement have been duly made or taken or will be duly made or taken and, upon the occurrence of such filings or actions, this Agreement will create in favor of the Secured Party a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations.

(d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest), except for the filing of financing and continuation statements under the UCC, the actions described in Section 5 hereof with respect to Securities Accounts and requirements under applicable law with respect to Foreign Accounts or (iii) the exercise by the Secured Party of its rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required (x) under applicable law with respect to Foreign Accounts and (y) in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

6

SECTION 9. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that, in each case, may be necessary or proper, or that the Secured Party may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor: (i) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or proper, or as the Secured Party may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder (ii) execute and deliver to the Secured Party such documents as may be reasonably requested by the Secured Party to perfect or preserve the security interests contemplated hereunder (including, without limitation, any Securities Account Control Agreement); and (iii) take all action reasonably necessary to ensure that the Secured Party has control of Collateral consisting of deposit or securities accounts as provided in Sections 9-104 or 9-106 of the UCC (including, without limitation, any action reasonably necessary to ensure that the Secured Party has “control” of any security entitlement that is part of the Security Collateral as provided in Section 8-106 of the UCC).

(b) Each Grantor hereby authorizes the Secured Party to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all or any part of the Collateral of such Grantor, in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

SECTION 10. Post-Closing Changes. Each Grantor will provide written notice to the Secured Party of a change in such Grantor’s name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth on Schedule I of this Agreement within 30 days of such change, and shall take all action reasonably required by the Secured Party for the purpose of perfecting or protecting the security interest granted by this Agreement. No Grantor will become bound by a security agreement with respect to any of the Collateral authenticated by another Person (determined as provided in Section 9-203(d) of the UCC) without giving the Secured Party 30 days’ prior written notice thereof and taking all action required by the Secured Party to ensure that the perfection and first priority nature of the Secured Party’s security interest in the Collateral will be maintained. If the Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Secured Party of such organizational identification number.

SECTION 11. Release of Collateral. (a) (i) So long as no Event of Default shall have occurred and be continuing, at any time following (and in connection with) a reduction by the Company of the Facility Amount, and (ii) so long as no Default shall have occurred and be continuing, on the fifteenth (15th) day of each calendar month, or the next Business Day thereafter, the Company shall be entitled to receive (without request from the Company) the

7

amount, if any, of the funds then in the Accounts in excess of the then applicable Required Collateral Amount. Further, so long as no Default shall have occurred and be continuing, the Company shall be entitled, on three Business Days notice to the Secured Party, to request the amount, if any, of the funds then in the Accounts in excess of the then applicable Required Collateral Amount. In each case such excess shall first be paid by the Secured Party from the Collateral Account and, if there are insufficient funds therein, such excess shall be paid from the Securities Accounts or the Deposit Accounts and the Secured Party shall instruct the Securities Intermediary to distribute such excess to the Company. The value of the financial assets in the Securities Account shall be the market value thereof as reported to the Company and the Secured Party by the Securities Intermediary or, in the absence of such report, as determined in good faith by the Secured Party based upon prices or yields available to the public on a regular basis from a recognized pricing service such as Bloomberg or Telerate or in recognized publications such as The Wall Street Journal, The Bond Buyer or The New York Times or upon the average bid prices quoted to the Secured Party by two or more recognized securities dealers selected by the Secured Party that make a market in the type of financial asset in respect of which such quotations are sought.

(b) Interest, dividends and other amounts earned on or received in respect of Permitted Investments shall be added to the principal amount of the respective Account and shall be held, disbursed and applied in accordance with the provisions of this Agreement.

(c) Upon the termination of the security interests granted hereunder as provided in Section 20 hereof, all amounts remaining in the Accounts shall be paid to or at the direction of the Company or to whomsoever may be lawfully entitled to receive such funds.

SECTION 12. Transfers; Other Liens. Each Grantor agrees that it will not (a) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (b) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement.

SECTION 13. Secured Party Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Secured Party such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Secured Party’s discretion, to take any action and to execute any instrument that the Secured Party may deem reasonably necessary or proper to accomplish the purposes of this Agreement, including, without limitation, to file any claims or take any action or institute any proceedings that the Secured Party may deem reasonably necessary or proper for the collection of any of the Collateral or otherwise to enforce the rights of the Secured Party with respect to any of the Collateral.

SECTION 14. Secured Party May Perform. (a) If any Grantor fails to perform any agreement contained herein after receipt of written notice thereof from the Secured Party, the Secured Party may, but without any obligation to do so, itself perform, or cause performance of, such agreement, and the expenses of the Secured Party incurred in connection therewith shall be payable by such Grantor under Section 17 hereof.

8

(b) The Secured Party hereby agrees (i) that it will not deliver any Notice of Exclusive Control (as that term is defined in the Securities Account Control Agreement) to the Securities Intermediary (or similar notices as provided in the agreements entered into by the Company or another Grantor which are similar to the Securities Account Control Agreement), prior to the occurrence of an Event of Default and (ii) that it will deliver notices to the Securities Intermediary as required hereunder or under the Securities Account Control Agreement (or similar notices as provided in any agreements entered into by the Company or another Grantor which are similar to the Securities Account Control Agreement) in order to effect the release of funds to the Company or such other Grantor from any of the Accounts as and when required by Section 11 hereof.

(c) The Secured Party hereby agrees that it will provide the notice of termination described in the form of Securities Account Control Agreement entered into pursuant hereto (or similar notices as provided in agreements entered into by the Company or another Grantor which are similar to the Securities Account Control Agreement), in each case upon the request of the Company after termination of the security interest granted hereby in accordance with Section 20 hereof.

SECTION 15. The Secured Party’s Duties. The powers conferred on the Secured Party hereunder are solely to protect the Secured Party’s interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the accounting for moneys actually received by it hereunder, the Secured Party shall have no duty as to any Collateral, as to ascertaining or taking action with respect to matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Secured Party shall have no responsibility or liability for the types of investments made at the direction of the Company, nor shall it have any duty or responsibility to confirm that the same are in fact Permitted Investments or that such investments conform to the limitations set forth in Section 7 hereof or elsewhere in the LC Facility Documents. The Secured Party shall have no liability for any losses incurred as a result of investments made hereunder and any amounts received on account of gain or losses attributable to such investments shall be held in, credited to or debited from the Accounts, or released to the Company or the relevant Grantor, in accordance with the terms hereof.

SECTION 16. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) withdraw, or cause or direct the withdrawal, of all funds with respect to the Accounts and (B) exercise all other rights and remedies with respect to the Collateral, including, without limitation, those set forth in Section 9-607 of the UCC.

9

(b) Any cash held by or on behalf of the Secured Party in accordance with this Agreement and all cash proceeds received by or on behalf of the Secured Party in respect of any realization upon all or any part of the Collateral may be held by the Secured Party as collateral for, and/or then or at any time thereafter applied against, all or any part of the Secured Obligations.

(c) All payments received by any Grantor in respect of the Collateral shall be received in trust for the benefit of the Secured Party, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Secured Party in the same form as so received (with any necessary indorsement).

(d) The Secured Party may liquidate, or cause the Securities Intermediary to liquidate, any amounts then invested in, held in or credited to any Securities Account or reinvest any such amounts as the Secured Party may determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including, without limitation, to pay the Secured Obligations in full.

(e) The Secured Party may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held in any Account.

SECTION 17. Indemnity and Expenses. (a) Each Grantor agrees to indemnify and hold harmless the Secured Party and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses (other than lost profits), liabilities and expenses (including, without limitation, reasonable and documented fees and out-of-pocket expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from any enforcement, investigation, litigation or proceeding related to this Agreement, except to the extent such claim, damage, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b) Each Grantor will upon demand pay to the Secured Party the amount of any and all reasonable and documented expenses, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of its counsel and of any experts and agents, that the Secured Party may incur in connection with (i) the realization upon, any of the Collateral of such Grantor, (ii) the exercise or enforcement of any of the rights of the Secured Party hereunder or (iii) the failure by such Grantor to perform or observe any of the provisions hereof.

SECTION 18. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Secured Party, and, in the case of any such amendment or modification by the Grantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, that this Agreement may be modified to

10

the extent provided therein by the execution of a Security Agreement Supplement by an Additional Grantor in accordance with Section 18(b) hereof. No failure on the part of the Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery, or authentication, by any Person who is or is to become an LC Subsidiary under the Letter of Credit Agreement, or any other Subsidiary of the Company, of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the Letter of Credit Agreement to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the Letter of Credit Agreement to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental Schedules I-IV attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I-IV, respectively, hereto, and the Secured Party may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.

SECTION 19. Notices; Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier or electronic mail) and mailed, sent by overnight courier, telecopied, emailed, or delivered, in the case of the Company, addressed to it at its address specified in the Letter of Credit Agreement (provided that any notices to any Grantor in respect of Section 1 hereof shall also be delivered to the attention of: Leslie Alter, Telecopier: (650) 874-7809, email leslie_alter@gap.com; Michael Zientek, Telecopier: (505) 462-0268, email michael_zientek@gap.com; and Debbie Vanderbogart, Telecopier: (505) 462-0577, email debbie_vanderbogart@gap.com) and, in the case of each Grantor other than the Company, addressed to it at its address set forth opposite such Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; in the case of the Secured Party, addressed to JPMorgan Chase Bank, 270 Park Avenue, New York, NY 10017, Attention: Ruby Tulloch, Telecopier: (212) 270-6937, email Ruby.Tulloch@chase.com; Jonathan Heuser, Telecopier: (212) 552-7819, email: Jonathan.Heuser@chase.com; Barry Bergman, Telecopier: (212) 270-1063, email: Barry.Bergman@chase.com; Farideh Saba, Telecopier: (212) 552-7819, email: Farideh.Saba@chase.com; or, as to any party, at such other address or to such other person as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, be effective three days after being deposited in the mails, when sent by overnight courier, be effective one day after being sent by overnight courier, and when telecopied or sent by electronic mail, be effective when received (and, with respect to notices and communications sent by electronic mail, upon confirmation by the recipient of the receipt of such notice or communication), respectively; and when delivered by hand, be effective upon delivery; except that notices and other communications to the Secured Party shall not be effective until received by the Secured Party. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

11

SECTION 20. Continuing Security Interest; Assignments. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations, (ii) the Termination Date and (iii) the termination or expiration of all Letters of Credit, (b) be binding upon each Grantor, its successors and assigns and (c) inure, to the benefit of the Secured Party and its respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), but subject to Section 8.07 of the Letter of Credit Agreement, the Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Letter of Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Secured Party herein or otherwise.

SECTION 21. Termination. Upon any termination of the security interest as described in Section 20 hereof, the Secured Party will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

SECTION 22. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 23. Governing Law and Submission to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each of the parties hereto and each Additional Grantor hereby irrevocably consents to the nonexclusive jurisdiction of the courts of the state of New York and any federal court located in the borough of Manhattan in such state, and any appellate court from any thereof, in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue.

(c) Each Grantor that is a Foreign Subsidiary hereby irrevocably appoints the Company, at its office on the date hereof at 2 Folsom Street, San Francisco, CA 94105 (Attention: General Counsel), as its agent to receive process on behalf of such Grantor.

(d) For purposes of the UCC of the State of New York, the jurisdiction of the Secured Party is the State of New York.

(e) WAIVER OF JURY TRIAL. EACH GRANTOR AND THE SECURED PARTY HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE SECURED PARTY IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

12

IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized, as of the date first above written.

THE GAP, INC.

By:
Name:	Sabrina Simmons
Title:	Senior Vice President and Treasurer

Address for Notices:
2 Folsom Street
San Francisco, CA 94105
Attn: General Counsel

SCHEDULE I

LOCATION, CHIEF EXECUTIVE OFFICE, TYPE OF ORGANIZATION, JURISDICTION

OF ORGANIZATION AND ORGANIZATIONAL IDENTIFICATION NUMBER.

Grantor	Location	Chief Executive Office	Type of Organization	Jurisdiction of Organization	Organizational I.D. No.
The Gap, Inc.	San Francisco, CA	San Francisco, CA	Corporation	DE	2157877

Sch. I – Page 1

SCHEDULE II

FILINGS WITH RESPECT TO OTHER NAMES, LOCATIONS, ETC.

None.

Sch. II – Page 1

SCHEDULE III

TRADE NAMES

None.

Sch. III – Page 1

SCHEDULE IV

PERMITTED INVESTMENTS

All securities have a maximum maturity requirement of 364 days

a)	Obligations issued or guaranteed by the US Government (ie., US Treasury bills, US Treasury notes and US Treasury bonds.)

b)	Obligations issued by Government sponsored enterprises and federal agencies which are not direct obligations of the US Government, but which involve Government sponsorship and are fully guaranteed by Government agencies or enterprises (ie., Federal Farm Credit Bank (FFCB), Federal Home Loan Bank (FHLB), Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), Student Loan Marketing Association (SLMA)).

c)	Taxable Money Market investments through the purchase of shares of an open-end investment company registered under the Investment Company Act of 1940, as amended. These funds must be invested in securities with the same credit criteria that we apply to direct investment, except that the fund may be invested in A1/P1 and some A2/P2. The fund must comply with SEC regulations under 2a-7, maintain a constant net asset value, offer daily liquidity and deliver an average weighted maturity that is 364 days or less.

d)	Obligations of commercial banks, in the form of bank time deposits, certificates of deposit (CD) and bankers’ acceptances.

Rating Requirement

A1+/P1

e)	Commercial Paper

Rating Requirement

A1+/P1

Sch. IV – Page 1

Exhibit A to the

Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

JPMorgan Chase Bank

as the Secured Party

☐

With a copy to:

☐

The Gap, Inc.

Ladies and Gentlemen:

Reference is made to (i) the Letter of Credit Agreement dated as of June 25, 2003 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Letter of Credit Agreement”), among The Gap, Inc., a Delaware corporation, as the Company, certain Subsidiaries thereof and JPMorgan Chase Bank, and (ii) the Security Agreement dated February 20, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of JPMorgan Chase Bank as Secured Party (the “Secured Party”). Terms defined in the Letter of Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Letter of Credit Agreement or the Security Agreement.

1. Grant of Security. The undersigned hereby grants to the Secured Party a security interest in, all of its right, title and interest in and to all of the Collateral of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including, without limitation, the property and assets of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement.

2. Security for Obligations. The grant of a security interest in the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Obligations of the undersigned now or hereafter existing under the Letter of Credit Agreement, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

Exh. A – Page 1

3. Supplements to Security Agreement Schedules. The undersigned has attached hereto supplemental Schedules I through IV to Schedules I through IV, respectively, to the Security Agreement, and the undersigned hereby certifies, as of the date first above written, that such supplemental schedules have been prepared by the undersigned in substantially the form of the equivalent Schedules to the Security Agreement and are complete and correct.

4. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 8 of the Security Agreement (as supplemented by the attached supplemental schedules) to the same extent as each other Grantor.

5. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned.

6. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ADDITIONAL GRANTOR]

By
Title:

Address for notices:

Exh. A – Page 2

Exhibit B to the

Security Agreement

FORM OF SECURITIES ACCOUNT CONTROL AGREEMENT

Exh. B - Page 1

Exhibit B-1 to the

Letter of Credit Agreement

FORM OF OPINION OF COUNSEL TO THE ACCOUNT PARTIES

Exh. B-1 - 1

Exhibit B-2 to the

Letter of Credit Agreement

FORM OF UCC OPINION OF SPECIAL NEW YORK COUNSEL TO THE ACCOUNT

PARTIES

Exh. B-2 - 1

Exhibit B-3 to the

Letter of Credit Agreement

FORM OF CORPORATE OPINION OF SPECIAL NEW YORK COUNSEL TO THE

ACCOUNT PARTIES

Exh. B-3 - 1

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1) I am the duly elected                                                               of The Gap, Inc., a Delaware corporation (the “Company”);

(2) I have reviewed the terms of that certain Letter of Credit Agreement dated as of June     , 2003, as amended, supplemented or otherwise modified to the date hereof (said Letter of Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among the Company, certain subsidiaries thereof, and JPMorgan Chase Bank, as LC Issuer, and the terms of the other LC Facility Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3) The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking or proposes to take with respect to each such condition or event:

Exh. C Page 1

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of                             , 200_ pursuant to Section 6.04(i) of the Credit Agreement.

THE GAP, INC.

By
Name:
Title:

Exh. C Page 2

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of                     , 200_ and pertains to the period from                     , 200_ to                     , 200_. Subsection references herein relate to subsections of the Credit Agreement.

A.	Fixed Charge Coverage Ratio

(for the four-Fiscal Quarter period ending                     , 200_)

1.	Consolidated Net Income	$
2.	Consolidated Interest Expense	$
3.	Provisions for Taxes based on Income	$
4.	Total Depreciation Expense	$
5.	Total Amortization Expense	$
6.	Consolidated EBITDA (1+2+3+4+5)	$
7.	Lease Expense	$
8.	Consolidated Interest Expense	$
9.	Fixed Charge Coverage Ratio (6 + 7) : (7+8))		: 1.00
10.	Minimum ratio required under § 6.03		1.40 : 1.00

Attachment No. 1 to Compliance Certificate - Page 1

Exhibit D to the

Letter of Credit Agreement

FORM OF LETTER OF CREDIT AGREEMENT SUPPLEMENT

[Date of Letter of Credit Agreement Supplement]

JPMorgan Chase Bank

as the LC Issuer

☐

With a copy to:

☐

The Gap, Inc.

Ladies and Gentlemen:

Reference is made to (i) the Letter of Credit Agreement dated as of June 25, 2003 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Letter of Credit Agreement”), among The Gap, Inc., a Delaware corporation, as the Company, certain Subsidiaries thereof and JPMorgan Chase Bank and (ii) the Security Agreement dated                     , 200   (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of JPMorgan Chase Bank as Secured Party (the “Secured Party”). Terms defined in the Letter of Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Letter of Credit Agreement or the Security Agreement.

SECTION 1. Obligations Under the Letter of Credit Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as an LC Subsidiary by all of the terms and provisions of the Letter of Credit Agreement to the same extent as each of the other LC Subsidiaries. The undersigned further agrees, as of the date first above written, that each reference in the Letter of Credit Agreement to an “LC Subsidiary” or an “Account Party” shall also mean and be a reference to the undersigned.

SECTION 2. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 5 of the Letter of Credit Agreement (as supplemented by the attached supplemental schedules) to the same extent as each other LC Subsidiary.

SECTION 3. [Conditions Precedent. In connection with the entry into this Letter of Credit Agreement Supplement and as a condition precedent to becoming an LC Subsidiary under the Letter of Credit Agreement (without limitation to the conditions set forth in Section

Exh. D - 1

2.13 of the Letter of Credit Agreement), the undersigned shall agree to become an Additional Grantor under the Security Agreement by entering into a security agreement supplement in substantially the form of Exhibit A to the Security Agreement.]1

SECTION 4. Governing Law. This Letter of Credit Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ADDITIONAL LC SUBSIDIARY]

By
Title:
Address for notices:

[1]	Include if the LC Subsidiary is to provide cash collateral pursuant to the Security Agreement.

Exh. D - 2